Execution Version
INVESTMENT AGREEMENT
DATED AS OF APRIL 3, 2007
AMONG
MARSHALL & ILSLEY CORPORATION,
METAVANTE CORPORATION,
METAVANTE HOLDING COMPANY,
MONTANA MERGER SUB INC.
AND
WPM, L.P.

i

Table of Contents
(continued)

ii

Table of Contents
(continued)

Page
Section 9.13 Disclosure Schedule	73
Section 9.14 Mutual Drafting	73

EXHIBITS
Exhibit A -	Separation Agreement
Exhibit B -	Employee Matters Agreement
Exhibit C -	Tax Allocation Agreement
Exhibit D -	Form of Amended and Restated Articles of Incorporation of MVT Holding
Exhibit E -	Form of Amended and Restated By-laws of MVT Holding
Exhibit F -	Form of Shareholders Agreement
Exhibit G -	Investor Share Number Calculation
Exhibit H -	Form of Stock Purchase Right Agreement

iii

INVESTMENT AGREEMENT
          INVESTMENT AGREEMENT, dated as of April 3, 2007 (this “Agreement”), among MARSHALL & ILSLEY CORPORATION, a Wisconsin corporation (“MI Corp.”), METAVANTE CORPORATION, a Wisconsin corporation and, as of the date hereof, a wholly-owned subsidiary of MI Corp. (“MVT Corp.”), METAVANTE HOLDING COMPANY, a Wisconsin corporation and, as of the date hereof, a wholly-owned subsidiary of MI Corp. (“MVT Holding”), MONTANA MERGER SUB INC., a Wisconsin corporation and, as of the date hereof, a wholly-owned subsidiary of MVT Holding (“Merger Sub”), and WPM, L.P., a Delaware limited partnership (“Investor” and, collectively with MI Corp., MVT Corp., MVT Holding and Merger Sub, the “Parties”).
W I T N E S S E T H :
          WHEREAS, the Board of Directors of MI Corp. deems it advisable and in the best interests of MI Corp. and its shareholders that the following transactions be consummated subject to the terms and conditions hereof:
          (a) the merger (the “MI Merger”) of Merger Sub with and into MI Corp., whereby each share of common stock, $1.00 par value per share, of MI Corp. (the “MI Common Stock”), shall be converted into one-third of a share of common stock, $0.01 par value per share, of MVT Holding (the “MVT Holding Common Stock”), MI Corp. shall be the surviving corporation and MI Corp. shall become a wholly-owned subsidiary of MVT Holding;
          (b) immediately after the effective time of the MI Merger, the conversion (the “MI Conversion”) of MI Corp. into a limited liability company organized under the laws of the State of Wisconsin (“MI LLC”), whereby the outstanding shares of MI Common Stock shall be converted into membership interests in MI LLC;
          (c) the distribution by MI LLC of all of the outstanding shares of common stock, $0.01 par value per share, of MVT Corp. (“MVT Common Stock”) to MVT Holding (the “MVT Distribution”), whereby MVT Corp. shall become a wholly-owned subsidiary of MVT Holding;
          (d) the (i) issuance and sale by MVT Holding to Investor of a number of shares of Class A Common Stock, $0.01 par value per share, of MVT Holding (the “MVT Holding Class A Common Stock”) equal to the Investor Share Number (the “Share Issuance”), (ii) the consummation of the Debt Financing by MVT Holding and/or one or more of its wholly-owned Subsidiaries and (iii) the payment of the Intercompany Debt Amount to MI LLC;
          (e) the payment by MVT Corp. to MVT Holding of a dividend in the amount of $1,040,000,000 in cash (the “MVT Dividend”);
          (f) the contribution by MVT Holding to New M&I Corporation, a Wisconsin corporation and, as of the date hereof, a wholly-owned subsidiary of MVT

Holding (“New MI Corp.”), of (i) all the membership interests of MI LLC (the “MI LLC Contribution”) and (ii) an amount in cash equal to the MI Cash Contribution (the MI Cash Contribution together with the MI LLC Contribution, the “MI Contribution”); and
          (g) the distribution (the “Share Distribution”) of all of the issued and outstanding shares of common stock, par value $0.01 per share of New MI Corp. (“New MI Corp. Common Stock”), on a pro rata basis to the holders of record of MVT Holding Common Stock (based upon a distribution ratio of three shares of New MI Corp. Common Stock for every one Share of MVT Holding Common Stock) upon the terms and subject to the conditions set forth in the Separation Agreement, dated as of the date hereof, among MI Corp., MVT Holding, MVT Corp. and New MI Corp. and attached hereto as Exhibit A (the “Separation Agreement”) (the transactions described in clauses (a) through (g) of this recital are referred to as the “Closing Transactions,” and together with the other transactions contemplated hereby, the “Transactions”);
          WHEREAS, for United States federal income tax purposes, it is intended that (a) the MI Merger and the MI Conversion shall qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be, and is hereby adopted as, a plan of reorganization and (b) the MI Contribution and the Share Distribution shall qualify as a reorganization under Section 368(a)(1)(D) of the Code and a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code;
          WHEREAS, MI Corp., MVT Corp., MVT Holding and Investor each desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and to prescribe the various conditions to the Transactions.
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 Definitions. Capitalized terms used in this Agreement have the meanings set forth in this Agreement or, when so indicated, in the applicable Transaction Agreement. As used in this Agreement:
          (a) “Additional Required Approvals” means (i) approval of the MI Merger by MVT Holding, as the sole shareholder of Merger Sub, (ii) approval of the MI Conversion by the Board of Directors of MI Corp. and by MVT Holding, as the sole shareholder of MI Corp., (iii) approval of the MVT Distribution by the Board of Directors (or similar body) of MI LLC, (iv) approval of the MVT Dividend by the Board of Directors of MVT Corp., (v) approval of the MI LLC Contribution by the Board of Directors of MVT Holding, (vi) approval of the MI Cash Contribution by the

Board of Directors of MVT Holding, and (vii) approval of the Share Distribution by the Board of Directors of MVT Holding.
          (b) “Administrative Services Agreement” means the Administrative Services Agreement, dated as of the date hereof, among MVT Holding, MVT Corp., New MI Corp. and MI Corp., in substantially the form provided to Investor.
          (c) “Affiliate” means (except as specifically otherwise defined), with respect to any specified Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such specified Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.
          (d) “Applicable Laws” means all applicable laws, statutes, ordinances, orders, decrees, rules, regulations, policies or guidelines promulgated, or judgments, decisions, orders or arbitration awards entered, by any Governmental Entity.
          (e) “Board of Directors” means the board of directors of any specified Person.
          (f) “Business Day” means any day on which banks are not required or authorized to close in the City of New York.
          (g) “Computer Software” means (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, and (iv) all documentation, including programmers’ notes and source code annotations, user manuals and training materials relating to any of the foregoing, including any translations thereof.
          (h) “Continuing Business Agreements” means the Contracts set forth in Section 1.1 of the MI Disclosure Schedule among certain members of the MI Group, on the one hand, and certain members of the MVT Group, on the other hand, which are being entered into on the date hereof in substantially the form provided to Investor (other than those Contracts identified in Section 1.1 of the MI Disclosure Schedule which are to be entered into prior to Closing Date with the consent of Investor (such consent not to be unreasonably withheld)).
          (i) “Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, among MVT Holding, MVT Corp., New MI Corp. and MI Corp., in the form attached hereto as Exhibit B.

          (j) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          (k) “ERISA Affiliate” when used with respect to any Person, means any trade or business, whether or not incorporated, that, together with such Person, would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA.
          (l) “Form 10” means the registration statement with respect to the shares of New MI Corp. Common Stock to be distributed in the Share Distribution.
          (m) “GAAP” means United States generally accepted accounting principles, consistently applied.
          (n) “Intercompany Debt Amount” means the aggregate principal amount of indebtedness for borrowed money owed to MI Corp. by MVT Corp. pursuant to the MVT Notes, plus, in each case, accrued and unpaid interest thereon as of the Closing Date.
          (o) “Investor Tax Affiliate” means any entity or individual (i) whose ownership of stock would be attributable to or aggregated with Investor under Section 355(e)(4)(C) of the Code, (ii) who is a member of any “coordinating group” (within the meaning of Treasury Regulation Section 1.355-7(h)(4)) that includes Investor, or (iii) who is acting pursuant to a “plan or arrangement” (within the meaning of Section 355(d)(7)(B) of the Code) with Investor.
          (p) “Known” or “Knowledge” means, (i) with respect to MVT Holding, MI Corp. or MVT Corp., the actual knowledge, after reasonable inquiry, of any of the persons set forth in Section 1.1 of the MI Disclosure Schedule and (ii) with respect to Investor, the actual knowledge of any of the following persons: James Neary, Adarsh Sarma or Alex Berzofsky.
          (q) “Limited Guarantee” means the Limited Guarantee, dated as of the date hereof, by the Equity Fund as guarantor of Investor in favor of MI Corp. and MVT Corp. as the guaranteed parties.
          (r) “Material Adverse Effect” means any effect, change, circumstance or development that, individually or in the aggregate with other such effects, changes, circumstances or developments, is both material and adverse to, (i) with respect to any Person, the ability of such Person (or, in the case of MI Corp. or MVT Corp., any member of either of the MI Group or the MVT Group) to consummate the Transactions or (ii) with respect to MVT Corp., the business, financial condition, operations, results of operations, properties, assets or liabilities of MVT Corp. and its Subsidiaries (or with respect to the businesses engaged in prior to the MVT Distribution Time by the MVT Group that constitute MI Corp.’s Metavante Corporation segment for reporting purposes as listed in the latest Annual Report on Form 10-K of MI Corp. included in the MI Corp. Filed SEC Reports) taken as a whole, other than, in the case of this clause (ii), any effect, change, circumstance or development (A) resulting from the announcement of the execution of this Agreement or any of the Transaction Agreements or of the Transactions, (B) relating to state, national or international political, social, general business or economic conditions (but only if such Person and its Subsidiaries, taken as a whole, are not disproportionately affected thereby in any material respect as compared to other comparable companies in their industry), (C) relating in general to the industries in which such Person and its Subsidiaries operate (but only if such Person and its Subsidiaries, taken as a whole, are not disproportionately affected thereby in any material respect as compared to other comparable companies in their industry), (D) relating to any action of MVT Holding, MI Corp., MVT Corp. or any Subsidiary of any of them taken with the express prior written consent of Investor after the date hereof, (E) relating to the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any other jurisdiction in which such Person or any of its Subsidiaries operates (but only if such Person and its Subsidiaries, taken as a whole, are not disproportionately affected thereby in any material respect as compared to other comparable companies in their industry), (F) relating to financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (G) relating to changes after the date hereof in United States GAAP or the accounting rules and regulations of the SEC (but only if MVT Corp. and its Subsidiaries, taken as a whole, are not disproportionately affected thereby in any material respect as compared to other comparable companies in their industry) or (H) relating to changes in Applicable Laws.
          (s) “MI Cash Contribution” means an amount in cash equal to $1,665,000,000.
          (t) “MI Group” means New MI Corp., MI Corp. and each of the Subsidiaries of MI Corp. (after giving effect to the MVT Distribution).
          (u) “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
          (v) “MVT Distribution Time” means the time at which the distribution of all outstanding MVT Common Stock to MVT Holding is effective as determined by the MI Corp. Board of Directors.
          (w) “MVT Group” means MVT Holding, MVT Corp. and each Subsidiary of MVT Corp. or MVT Holding other than a member of the MI Group.
          (x) “MVT Notes” means the (A) Unsecured Note, dated April 1, 2003, in the aggregate principal amount of $67,000,000, issued by MVT Corp. to MI Corp., (B) Unsecured Note, dated May 27, 2004, in the aggregate principal amount of $165,000,000, issued by MVT Corp. to MI Corp., (C) Unsecured Note, dated July 1, 2004, in the aggregate principal amount of $140,000,000, issued by MVT Corp. to MI Corp. and (D) Unsecured Note, dated July 30, 2004, in the aggregate principal amount of $610,000,000, issued by MVT Corp. to MI Corp.

          (y) “MVT Plan” means any material employee benefit plan, program, policy, practice or other arrangement providing compensation or benefits to any current or former MVT Employee or any beneficiary or dependent thereof that is sponsored, maintained or contributed to by MI Corp. or MVT Corp. or any of its other ERISA Affiliates or other Subsidiaries or to which MI Corp. or any of its ERISA Affiliates or other Subsidiaries contributes or is obligated to contribute, whether or not written, including any material employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, welfare, paid time off, bereavement, tuition, employee assistance, relocation, vacation, stock purchase, stock option, equity or equity-based compensation, severance, termination, employment, change of control or fringe benefit plan, program or agreement.
          (z) “NYSE” means The New York Stock Exchange, Inc.
          (aa) “Person” means an individual, corporation, limited liability company, partnership, association, joint venture, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including any Governmental Entity.
          (bb) “SEC” means the Securities and Exchange Commission.
          (cc) “Stock Purchase Right Agreement” means the Stock Purchase Right Agreement between MVT Holding and Investor in the form attached as Exhibit H.
          (dd) “Subsidiary” means, when used with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
          (ee) “Successor Fund” means one or more successor funds to the Investor Fund, each of which is controlled (as defined in Section
1.1(c)) by Warburg Pincus LLC and/or Warburg Pincus & Co. (or a controlled Affiliate of one of such entities) and is managed by Warburg Pincus LLC or its Affiliates.
          (ff) “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any tax, in any sense, including (i) any federal, state, municipal, county, local, foreign or other Governmental Entity net income, gross income, receipts, windfall profit, severance, real, personal, tangible, escheatable, unclaimed or abandoned property, goods and services, value added, estimated, capital stock, production, sales, use, license, excise, franchise, employment, unemployment, social security, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, customs, duty or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity, including any fines, penalties or interest arising under ERISA; and (ii) any liability for payments of a type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group.
          (gg) “Tax Allocation Agreement” means the Tax Allocation Agreement, dated as of the date hereof, among MVT Holding, MVT Corp., New MI Corp. and MI Corp., in the form attached hereto as Exhibit C.
          (hh) “Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
          (ii) “Transaction Agreements” means collectively, the Separation Agreement, the Employee Matters Agreement, the Tax Allocation Agreement, the Shareholders Agreement, the Stock Purchase Right Agreement, the Limited Guarantee, the Administrative Services Agreement, the Continuing Business Agreements and the other agreements, if any, entered into or to be entered into in connection with the Transactions.
     Each of the following terms is defined in the Section of this Agreement or the agreement set forth opposite such term:

Action	4.1(d)(i)
Agreement	Preamble
Alternative Debt Financing	6.13(b)
BHC Act	4.2(a)
Cap	8.2(f)
Capitalization Date	4.2(b)
Change in the MI Recommendation	6.5(c)
Closing	3.2
Closing Date	3.2
Closing Price	3.6(c)
Closing Transactions	Recitals
Code	Recitals
Confidentiality Agreement	6.3
Contract	4.1(b)(ii)
Conversion Effective Time	3.3
Customer Contracts	4.3(k)(i)
Debt Commitment Letter	6.13(a)
Debt Financing	6.13(a)
DOJ	6.4(b)
Environmental Laws	4.3(h)
Environmental Liabilities	4.3(h)
Equity Commitment Letter	4.1(f)
Equity Financing	4.1(f)
Equity Fund	4.1(f)
Exchange Act	4.1(b)(iii)
Exchange Agent	3.7(a)
Exchange Fund	3.7(a)
Executive Committee	6.21(b)
Expenses	6.6
Force the MI Vote Notice	6.1(b)
Form S-4	6.1(a)
FRB	6.4(b)
FTC	6.4(b)
Governmental Entity	4.1(b)(iii)
Hazardous Materials	4.3(h)
HSR Act	4.1(b)(iii)
Independent Director	6.2(a)
Injunction	7.1(b)
Intellectual Property	4.3(i)
Investor	Preamble
Investor Necessary Consents	4.1(b)(iii)
Investor Share Number	Exhibit G
IRS	4.2(h)
Liens	4.1(b)(ii)
Merger Sub	Preamble

Merger Sub Common Stock	3.6(d)
MI Acquisition Agreement	6.5(a)
MI Acquisition Proposal	6.5(b)
MI Articles of Merger	3.3
MI Cash Contribution	Recitals
MI Certificate	3.6(b)
MI Certificate of Conversion	3.3
MI Certificate of Formation	3.3
MI Common Stock	Recitals
MI Contribution	Recitals
MI Conversion	Recitals
MI Corp.	Recitals
MI Corp. Sale Transaction	6.4(e)
MI Disclosure Schedule	4.2
MI Effective Time	3.3
MI Filed SEC Reports	4.3(d)(iii)
MI LLC	Recitals
MI LLC Contribution	Recitals
MI Merger	Recitals
MI Necessary Consents	4.2(c)(iv)
MI Options	4.2(b)(i)
MI Option Plans	4.2(b)(i)
MI Permits	4.2(i)
MI Preferred Stock	4.2(b)(i)
MI Recommendation	6.1(b)
MI Restricted Stock	4.2(b)(i)
MI Restricted Stock Plans	4.2(b)(i)
MI SEC Reports	4.2(d)(i)
MI SPACES Plan	4.2(b)(i)
MI Stock Purchase Plan	4.2(b)(i)
MI Shareholders Meeting	6.1(b)
MI Transaction Approval	4.2(c)(i)
MI Vote	6.1(b)
MI Voting Debt	4.2(b)(ii)
MVT Acquisition Proposal	6.5(a)
MVT Business Personnel	4.3(m)
MVT Business	Separation Agreement
MVT CEO	6.2(a)
MVT Common Stock	Recitals
MVT Corp.	Preamble
MVT Disclosure Schedule	4.3
MVT Distribution	Recitals
MVT Dividend	Recitals
MVT Employee	Employee Matters
Agreement
MVT Financial Statements	4.3(d)(i)
MVT Holding	Preamble
MVT Holding Class A Common Stock	Recitals
MVT Holding Common Stock	Recitals
MVT Holding Necessary Consents	4.4(c)(iii)
MVT Holding Prospectus	6.1(a)
MVT Holding Voting Debt	4.4(b)(ii)
MVT Lease	4.3(p)
MVT Material Contracts	4.3(k)(i)
MVT Necessary Consents	4.3(c)(iv)
MVT Option	3.10(a)
MVT Permits	4.3(f)(ii)
MVT Significant Subsidiary	4.3(a)(ii)
MVT Voting Debt	4.3(b)(ii)
NASD	4.2(c)(iv)
New MI Corp.	Recitals
New MI Corp. Common Stock	Recitals
New MI Corp. Option	3.10(b)
Parties	Preamble
Private Letter Ruling	7.1(f)(i)
Proxy Statement	6.1(a)
Purchase Price	2.1
Required Approvals	6.4(a)
Required Retained Cash
Amount Separation Agreement
Restricted Activities	6.21(a)(i)
Sarbanes Act	4.2(d)(i)
Securities Act	4.1(b)(iii)
Separation Agreement	Recitals
Share Distribution	Recitals
Share Distribution Time	3.1(h)
Share Issuance	Recitals
Shares	2.1
Shareholders Agreement	6.14
Superior MVT Acquisition Proposal	6.5(b)
Surplus and Solvency Opinions	6.17
Surviving Corporation	3.1(a)
Termination Agreement	4.3(l)(vi)

Termination Date	8.1(b)
Termination Fee	8.2(h)
Transactions	Recitals
Valuation Firm	6.17
Violation	4.1(b)(ii)
WBCL	3.1(a)
WDFI	3.1(h)
WLLCL	3.1(b)

ARTICLE II
SHARE PURCHASE
          Section 2.1 Share Purchase. Upon the terms and subject to the conditions of this Agreement, at the Closing and immediately after the MVT Distribution, but prior to the MI Contribution, MVT Holding shall issue and sell to Investor and Investor shall purchase from MVT Holding a number of previously unissued shares of MVT Holding Class A Common Stock determined in accordance with Exhibit G (the “Shares”), which Shares shall be subject to the transfer restrictions and other terms set forth in the Shareholders Agreement. In consideration for the issuance and sale of the Shares, and upon the terms and subject to the conditions of this Agreement, at the Closing and immediately after the MVT Distribution, but prior to the MI Contribution, Investor shall pay, or cause to be paid, to MVT Holding an amount equal to $625 million (the “Purchase Price”) in accordance with Section 2.2.
          Section 2.2 Payment Terms of the Share Purchase. At the Closing and immediately after the MVT Distribution, but prior to the MI Contribution, upon the terms and subject to the conditions of this Agreement MVT Holding shall issue and deliver to Investor a certificate representing the Shares duly registered in the name of Investor. Prior to the MI Merger, Investor shall deliver the Purchase Price provided for in Section 2.1 by wire transfer of immediately available funds to an account designated by MVT Holding at least two days prior to the Closing Date and effective immediately after the MVT Distribution but prior to the MI Contribution such Purchase Price shall be deemed to have been paid in satisfaction of the Investor’s obligations under Section 2.1.
          Section 2.3 Investor Share Number. During the two trading days prior to the Closing Date, Investor and MI Corp. shall mutually determine in good faith the Investor Share Number in a manner consistent with the terms and methodology set forth on Exhibit G.
ARTICLE III
MERGER, OTHER TRANSACTIONS, EXCHANGE OF SHARES, ETC.
          Section 3.1 Merger and Other Transactions. Upon the terms and subject to the conditions set forth in this Agreement, the transactions set forth in this Section 3.1 shall take place in the order set forth below:
          (a) The MI Merger. At the MI Effective Time, Merger Sub shall be merged with and into MI Corp. in accordance with the Wisconsin business corporation law (the “WBCL”). MI Corp. shall be the surviving corporation (the “Surviving Corporation”) in the MI Merger and shall continue its corporate existence under the laws of the State of Wisconsin and shall succeed to and assume all of the rights and obligations of MI Corp. and Merger Sub in accordance with, and shall have the effects set forth in, this Agreement and the WBCL. As a result of the MI Merger, MI Corp. shall become a wholly-owned subsidiary of MVT Holding. Upon consummation of the MI Merger, the separate corporate existence of Merger Sub shall terminate.

          (b) The MI Conversion. Immediately following the MI Effective Time, MI Corp. shall effect the MI Conversion pursuant to applicable provisions of the WBCL and the Wisconsin limited liability company law (the “WLLCL”). Following the MI Conversion, (i) MI LLC shall be a limited liability company which shall be disregarded as an entity separate from MVT Holding for U.S. federal income tax purposes and (ii) all of the membership interests of MI LLC shall be held by MVT Holding.
          (c) The MVT Distribution. Immediately following the Conversion Effective Time, MI LLC shall distribute all of the outstanding shares of MVT Common Stock to MVT Holding. Following the MVT Distribution, all of the outstanding shares of capital stock of MVT Corp. shall be owned by MVT Holding.
          (d) Share Purchase; Debt Financing. Immediately following the MVT Distribution Time, (i) Investor shall purchase the Shares and deliver the Purchase Price to MVT Holding in consideration of the Shares in accordance with Article II hereof and (ii) the Debt Financing shall be consummated by MVT Holding and/or one or more of its wholly-owned Subsidiaries.
          (e) Payment of the Intercompany Debt Amount. Upon receipt of the proceeds from the Debt Financing, MVT Holding and/or one of its Subsidiaries shall pay to MI LLC an amount in cash equal to the Intercompany Debt Amount.
          (f) MVT Dividend. Immediately following the purchase of Shares by Investor, the consummation of the Debt Financing and the payment of the Intercompany Debt Amount to MI LLC, MVT Corp. shall pay the MVT Dividend to MVT Holding.
          (g) The MI Contribution. Immediately following the MVT Dividend, MVT Holding shall contribute to New MI Corp. (i) all of the membership interests of MI LLC and (ii) the MI Cash Contribution. Following the MI Contribution, all of the outstanding membership interests in MI LLC shall be owned by New MI Corp.
          (h) Amended and Restated Articles of Incorporation. Prior to the Share Distribution Time, MVT Holding and New MI Corp. shall, or shall cause New MI Corp. to file amended and restated articles of incorporation of New MI Corp. with the Department of Financial Institutions of the State of Wisconsin (the “WDFI”), which, among other things, shall change the name of New MI Corp. to Marshall & Ilsley Corporation.
          (i) Share Distribution. Upon the terms and subject to the conditions of the Separation Agreement, following the MI Contribution and at the time established by the Board of Directors of MVT Holding (the “Share Distribution Time”), MVT Holding shall effect the Share Distribution (based upon a distribution ratio of three shares of New MI Corp. Common Stock for every one share of MVT Holding Common Stock) as contemplated by the Separation Agreement. Effective immediately following the Distribution Time, the Board of Directors of MVT Holding shall be reconstituted as contemplated by Section 6.2.
          Section 3.2 Closing. The closing of the Closing Transactions (the “Closing”) will take place as soon as practicable, but in any event within three Business Days after the satisfaction or waiver (subject to Applicable Laws) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VII (but not prior to October 2, 2007), unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the “Closing Date”)). The Closing shall be held at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, unless another place is agreed to in writing by the parties hereto.
          Section 3.3 Effective Time of the MI Merger and the MI Conversion. Upon the terms and subject to the conditions of this Agreement, (a) the MI Merger shall become effective as set forth in the articles of merger relating thereto (the “MI Articles of Merger”) that shall be filed with the WDFI on or prior to the Closing Date and (b) the MI Conversion shall become effective as soon as practicable on the Closing Date following the MI Effective Time, as set forth in the certificate of conversion of MI Corp. (the “MI Certificate of Conversion”) and the articles of organization of MI LLC (the “MI Certificate of Formation”), each of which shall be filed with the WDFI on or prior to the Closing Date. The time the MI Merger shall become effective as set forth in the MI Articles of Merger is referred to as the “MI Effective Time,” and the time the MI Conversion shall become effective as set forth in the MI Certificate of Conversion and the MI Certificate of Formation is referred to as the “Conversion Effective Time.”
          Section 3.4 Effects of the MI Merger and the MI Conversion. The MI Merger and the MI Conversion shall have the effects set forth in this Agreement and the applicable provisions of the WBCL and the WLLCL, respectively.
          Section 3.5 Organizational Documents of MI Corp., MVT Holding and MI LLC.
          (a) (i) At the MI Effective Time, (A) the articles of incorporation of MI Corp., as in effect immediately prior to the MI Effective Time, shall be the articles of incorporation of MI Corp., as the surviving corporation in the MI Merger and (B) the by-laws of MI Corp., as in effect immediately prior to the MI Effective Time, shall be the by-laws of MI Corp. as the surviving corporation in the MI Merger, in each case until superseded by the MI Certificate of Formation filed as part of the MI Conversion; and
               (ii) At the Conversion Effective Time, MVT Holding shall cause MI LLC to adopt an operating agreement.
          (b) MI Corp. and MVT Holding shall take all necessary action so that, at the MI Effective Time, (i) the articles of incorporation of MVT Holding shall be in the form attached as Exhibit D hereto and (ii) the by-laws of MVT Holding shall be in the form attached as Exhibit E hereto.
          Section 3.6 Effect on Capital Stock. At the MI Effective Time, by virtue of the MI Merger and without any action on the part of the holders of any capital stock of Merger Sub or MI Corp.:
          (a) Each share of MI Common Stock issued and outstanding immediately prior to the MI Effective Time (other than shares of MI Common Stock that are held by MI Corp. in treasury or that are owned by any Subsidiary of MI Corp.) shall be automatically converted into one-third of a fully paid and nonassessable (except to the extent provided in former Section 180.0622(2)(b) of the WBCL) share of MVT Holding Common Stock. Each share of MI Common Stock held by MI Corp. in treasury or owned by MI Corp. or any of its Subsidiaries shall be cancelled and shall cease to exist and no shares of stock or other consideration shall be delivered in exchange therefor.
          (b) All shares of MI Common Stock converted into MVT Holding Common Stock pursuant to this Article III shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate or book-entry credit previously evidencing any such shares of MI Common Stock (an “MI Certificate”) shall thereafter evidence only rights with respect to certificates or book-entry credits (or cash in lieu of fractional shares in accordance with Section 3.6(c)) representing the number of shares of MVT Holding Common Stock into which the shares of MI Common Stock formerly evidenced by such MI Certificate have been converted pursuant to this Section 3.6.
          (c) No certificates for fractions of shares of MVT Holding Common Stock and no scrip or other certificates evidencing fractional interests in such shares shall be issued pursuant to Article III. If the conversion of a Person’s aggregate holdings of MI Common Stock at any time results in a fractional share of MVT Holding Common Stock or interest therein, such Person shall, in lieu thereof, be entitled to be paid cash in an amount equal to the value of such fractional share or interest based on the Closing Price of MI Common Stock on the last Business Day prior to the MI Effective Time. Any person otherwise entitled to a fractional share or interest shall not be entitled by reason thereof to any voting, dividend or other rights as a stockholder of MVT Holding. The “Closing Price” of MI Common Stock on any Business Day shall for all purposes of this Agreement be the last sale price, or the closing bid price if no sale occurred, of MI Common Stock on The New York Stock Exchange, Inc. or such other national securities exchange on which MI Common Stock is then principally traded.
          (d) Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the MI Effective Time shall be automatically converted into one fully paid and nonassessable (except to the extent provided in former Section 180.0622(2)(b) of the

WBCL) share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (e) Each share of MVT Holding Common Stock held by MI Corp. immediately prior to the MI Effective Time shall be cancelled and shall cease to exist and no stock or other consideration shall be delivered in exchange therefor.
          Section 3.7 Exchange of Shares.
          (a) On or prior to the Closing Date, MI Corp. and MVT Holding shall deposit, or shall cause to be deposited, with Continental Stock Transfer and Trust Company or a bank or trust company appointed by MVT Holding prior to the Closing Date and reasonably acceptable to Investor (the “Exchange Agent”), for exchange in accordance with this Article III, certificates representing the shares of MVT Holding Common Stock to be issued in connection with the MI Merger pursuant to Section 3.6 and delivered pursuant to Section 3.7(b) in exchange for MI Certificates and cash in lieu of fractional shares to be issued thereon in accordance with Section 3.6(c) (such shares of MVT Holding Common Stock and cash being referred to as the “Exchange Fund”).
          (b) MI Corp. and MVT Holding shall instruct the Exchange Agent to deliver after the MI Effective Time, to each holder of record of MVT Holding Common Stock as of the MI Effective Time, upon surrender of such holder’s certificates representing shares of MI Common Stock, a certificate representing the number of shares of MVT Holding Common Stock and/or a check payable to such holder to effect the payment of cash in lieu of any fractional shares to be delivered in accordance with Section 3.6(c) into which such holder’s shares of MI Common Stock shall have been converted pursuant to the provisions of this Article III and the MI Certificate as converted shall forthwith be canceled.
          (c) Other than the Share Distribution, no dividends or other distributions will be declared on the MVT Holding Common Stock in connection with the Transactions. The shares of New MI Corp. Common Stock to be distributed in the Share Distribution shall be held by the Exchange Agent pursuant to Article III of the Separation Agreement.
          (d) All shares of MVT Holding Common Stock and/or cash in lieu of fractional shares in accordance with Section 3.6(c) issued or delivered upon conversion of MI Common Stock in accordance with the terms of this Article III shall be deemed to have been issued in full satisfaction of all rights pertaining to shares of MI Common Stock converted in the MI Merger in accordance with Section 3.6. At the MI Effective Time, there shall be no further transfers on the stock transfer books of MI Corp. of the shares of MI Common Stock that were issued and outstanding immediately prior to the MI Effective Time.
          (e) Any portion of the Exchange Fund that remains unclaimed by holders of MI Common Stock entitled thereto for twelve months after the MI Effective Time shall be delivered to MVT Holding, and any holders of record of MI Common

Stock as of the MI Effective Time who have not theretofore complied with this Article III shall thereafter look only to MVT Holding for payment of the shares of MVT Holding Common Stock and any unpaid dividends and distributions on MVT Holding Common Stock deliverable in respect of each share of MI Common Stock formerly evidenced by such MI Certificates as determined pursuant to this Agreement, without any interest thereon, and MVT Holding shall not charge such holders in connection with the delivery of such shares of MVT Holding Common Stock, unpaid dividends or distributions and cash in lieu of fractional shares. Any such portion of the Exchange Fund remaining unclaimed by holders of MI Common Stock entitled thereto five years after the MI Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by Applicable Laws, become the property of MVT Holding free and clear of any claims or interest of any Person previously entitled thereto.
          (f) None of Investor, MVT Holding, MI Corp., New MI Corp., Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any holder of MI Common Stock as of the MI Effective Time for any shares of MVT Holding Common Stock and any dividend or other distribution or cash in lieu of fractional shares with respect thereto delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws.
          Section 3.8 Directors and Officers of MVT Holding and MI Corp.
          (a) MI Corp. The officers of MI Corp. at the MI Effective Time shall be the initial officers of the Surviving Corporation and the directors of MI Corp. at the MI Effective Time shall be the initial directors of the Surviving Corporation, in each case, until such time as their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation or by-laws of the Surviving Corporation or as otherwise provided by Applicable Law.
          (b) MVT Holding. The officers and directors of MVT Holding at the MI Effective Time shall be the officers and directors of MVT Holding immediately prior to the MI Effective Time, until the officers and directors are duly elected or appointed pursuant to Section 6.2.
          Section 3.9 Other Transaction Matters.
          (a) Principal Corporate Offices. MVT Holding’s headquarters and principal corporate offices immediately following the Transactions shall be the current MVT Corp., headquarters and principal corporate offices, and New MI Corp.’s headquarters and principal corporate offices shall be the current MI Corp. headquarters and principal corporate offices in Milwaukee, Wisconsin.
          (b) Ticker Symbol. The Parties shall use their reasonable best efforts to cause New MI Corp. to have the NYSE ticker symbol “MI.”
          Section 3.10 Options; Restricted Stock.

          (a) As of the MI Effective Time, each MI Option held by a MVT Employee that is outstanding as of the MI Effective Time shall be converted into an option to purchase shares of MVT Holding Common Stock (a “MVT Option”), as set forth in the Employee Matters Agreement. After the MI Effective Time, except as provided above in this Section 3.10, each MVT Option shall have the same terms and conditions as the corresponding MI Option to which it relates, as set forth in the Employee Matters Agreement.
          (b) As of the MI Effective Time, each MI Option held by an employee of the MI Group that is outstanding as of the MI Effective Time shall be converted into an option to purchase shares of New MI Corp. (a “New MI Corp. Option”), as set forth in the Employee Matters Agreement. After the MI Effective Time, except as provided above in this Section 3.10, each New MI Corp. Option shall have the same terms and conditions as the corresponding MI Option to which it relates, as set forth in the Employee Matters Agreement.
          (c) As of the MI Effective Time, each share of MI Restricted Stock shall be treated the same as all other outstanding shares of MI Corp. Common Stock in the transactions contemplated by the Investment Agreement and the Separation Agreement; provided, however, that each share of MVT Holding Common Stock and New MI Corp. Common Stock received in such transactions shall be subject to the same restrictions as the corresponding share of MI Restricted Stock to which such share relates and shall continue to be subject to the terms of the applicable MI Option Plan.
          Section 3.11 MVT Holding Class A Common Stock. At 12:01 a.m. Eastern Standard Time on the first day following the Closing Date, each outstanding share of MVT Holding Class A Common Stock shall automatically be converted into one share of MVT Holding Common Stock.
          Section 3.12 Initiation of the Closing Transactions. The parties hereto hereby acknowledge and agree that upon consummation of the MI Merger all conditions precedent to the Closing set forth in Sections 7.1, 7.2 and 7.3 shall be deemed to have been satisfied or waived in full and it is the agreement of the parties that once the MI Merger is consummated all other Closing Transactions shall be consummated as set forth in Section 3.1.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          Section 4.1 Representations and Warranties of Investor. Investor represents and warrants to MVT Holding, MI Corp. and MVT Corp. as follows:
          (a) Organization, Standing and Power. Investor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Investor has not conducted any business prior to the date hereof and has no, and prior to the Closing Date will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions. Investor and its Affiliates do not own beneficially or of record any shares of capital stock of MI Corp. As of the date hereof, Investor is a direct or indirect wholly-owned subsidiary of the Equity Fund.
          (b) Authority; No Conflicts.
               (i) Investor has all requisite limited partnership power and authority to enter into this Agreement and the Transaction Agreements with respect to which Investor is contemplated thereby to be a party and to consummate the Transactions. The execution and delivery of this Agreement and the Transaction Agreements with respect to which Investor is contemplated thereby to be a party by Investor and the consummation by Investor of the Transactions have been duly authorized by all necessary limited partnership action on the part of Investor. This Agreement has been, and the Transaction Agreements with respect to which Investor is contemplated thereby to be a party will be, duly executed and delivered by Investor and, assuming the due authorization and valid execution and delivery of this Agreement or the applicable Transaction Agreement with respect to which Investor is contemplated thereby to be a party by the other parties hereto and thereto, as applicable, constitutes or will constitute a valid and binding agreement of Investor, enforceable against Investor in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
               (ii) The execution and delivery of this Agreement by Investor does not, the execution and delivery by Investor of the Transaction Agreements with respect to which Investor is contemplated thereby to be a party will not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of or result by its terms in the termination, amendment, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of any material pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), “put” or “call” right or other encumbrance on, or the loss of, any assets (any such conflict, breach, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a “Violation”) (with or without notice or lapse of time, or both) under: (A) any provision of the organizational documents of Investor or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Investor, subject to obtaining or making Investor Necessary Consents, (1) any loan or credit agreement, note, instrument, mortgage, bond, indenture real estate or other lease or sublease, benefit plan, license, sublicense, memorandum of understanding, sales order, purchase order, open bid or other contract, agreement or obligation, in each case, including all amendments, modifications and supplements thereto and waivers and consents thereunder (a “Contract”) to which Investor or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or (2) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Investor or any Subsidiary of Investor or their respective properties or assets.
               (iii) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, federal, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency, board, commission or other authority thereof, any arbitral tribunal, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or any other Person is required to be obtained or made by or with respect to Investor or any Subsidiary of Investor in connection with the execution and delivery of this Agreement and the Transaction Agreements with respect to which Investor is contemplated thereby to be a party by Investor or the consummation by Investor of the Transactions, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) state securities or “blue sky” laws or regulations, (C) the Securities Act of 1933, as amended (the “Securities Act”), (D) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (E) the rules and regulations of the NYSE and, if different, such national securities exchange designated by MVT Holding and Investor pursuant to Section 6.15, (F) antitrust or other competition laws of other jurisdictions, (G) applicable state or federal banking laws or regulations and (H) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Investor. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (G) are referred to as the “Investor Necessary Consents.”
               (iv) Equity Fund is the “ultimate parent entity” (as defined in 16 C.F.R. Section 801.1(a)(3)) of the Investor.
               (c) Information Supplied.
               (i) None of the information supplied or to be supplied by Investor specifically for inclusion or incorporation by reference in (A) the Form S-4 will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (B) the Proxy Statement will, on the date it is first mailed to MI Corp. shareholders and at the time of the MI Shareholders Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (C) the Form 10 will, at the time the Form 10 becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
               (ii) Notwithstanding the foregoing provisions of this Section 4.1(c), no representation or warranty is made by Investor with respect to statements made or incorporated by reference in the Form S-4, Form 10 or the Proxy Statement based on information supplied by or on behalf of MI Corp. or MVT Corp. for inclusion or incorporation by reference therein.
          (d) Litigation; Compliance with Laws. (i) There is no suit, action, arbitration, proceeding, claim, charge, regulatory or accrediting agency investigation or other proceeding (an “Action”) pending or, to the Knowledge of Investor, threatened against Investor or any property or asset of Investor or any Affiliate of Investor which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Investor, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Investor or any Affiliate of Investor which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Investor.
               (ii) None of Investor or any of its Affiliates is in violation of, and Investor and its Subsidiaries have not received since Investor’s inception any written notices of violations with respect to, any Applicable Laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Investor.
          (e) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the Transactions based upon arrangements made by or on behalf of Investor or any of its Affiliates, except Morgan Stanley & Co. Incorporated, whose fees and expenses shall be paid by Investor (or its Affiliates).
          (f) Equity Financing. Concurrently with the execution of this Agreement, Investor has delivered true, correct and complete copies of (i) an executed commitment letter, dated the date hereof (the “Equity Commitment Letter”), from Warburg Pincus Private Equity IX, L.P. (the “Equity Fund”) to MVT Corp. and MVT Holding to provide equity financing in an aggregate amount of $625,000,000 to fund the Purchase Price (such equity financing from the Equity Fund and/or any Successor Fund in accordance with the terms hereof, the “Equity Financing”), and (ii) an executed copy of the Limited Guarantee. As of the date hereof, the Equity Commitment Letter and the Limited Guarantee in the form so delivered are in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Investor under any term or condition of the Equity Commitment Letter or the Limited Guarantee. There are no conditions precedent or other contractual contingencies to Investor’s right to require the funding of the full amount of the Equity Financing, other than as set forth in or contemplated by the Equity Commitment Letter. As of the date of this Agreement, assuming the accuracy of the representations set forth in Sections 4.2, 4.3 and 4.4 and the satisfaction of the conditions set forth in Sections 7.1 and 7.2, Investor does not have any reason to believe that any of the conditions to the Equity Financing will not be satisfied or that the Equity Financing will not be available to Investor on the Closing Date.
          (g) Acquisition for Investment. Investor is acquiring the Shares being purchased by it for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and Investor has no present intention or plan to effect any distribution of shares of MVT Holding Class A Common Stock; provided, however; that the disposition of such Investor’s property, including any shares of MVT Holding Class A Common Stock, shall at all times be and remain within its control, subject to the provisions of this Agreement and the

Transaction Agreements, including the restrictions on transfer set forth in the Shareholders Agreement.
          (h) No Investment Company. Investor is not, and after giving effect to the Share Issuance will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
          (i) Ownership of Stock. Neither Investor nor any Investor Tax Affiliate owns any shares, or options to acquire shares, of MI Common Stock or has any plan or intention to acquire any shares, or options to acquire shares, of capital stock of MVT Holding or any of its Subsidiaries (other than the Shares and shares acquired in a transaction that complies with Section 4.02 of the Tax Allocation Agreement).
          Section 4.2 Representations and Warranties of MI Corp. Except as set forth in the MI Disclosure Schedule delivered to Investor prior to the execution of this Agreement (the “MI Disclosure Schedule”) (each section of which, to the extent specified therein, qualifies the correspondingly numbered representation and warranty of MI Corp. herein and any disclosure in such section qualifies any other representation and warranty of MI Corp. or MVT Corp. contained herein to which its application or relevance is reasonably apparent on its face), MI Corp. represents and warrants to Investor as follows:
          (a) Organization. (i) MI Corp. is a corporation duly organized, validly existing and in active status under the laws of the State of Wisconsin. MI Corp is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and is a financial holding company pursuant to Section 4(l) of the BHC Act and meets the applicable requirements for qualification as such. Each of MI Corp. and the Subsidiaries of MI Corp. is duly qualified and in good standing or active status under the laws of its jurisdiction of incorporation or organization, and in each jurisdiction in which the property owned, leased or operated by the MVT Business or the nature of the MVT Business makes such qualification necessary, in each case other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVT Corp. or a Material Adverse Effect on MI Corp. True, correct and complete copies of the articles of incorporation and by-laws of MI Corp. in effect on the date hereof have been delivered or made available to Investor.
               (ii) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Wisconsin. Prior to the MI Merger, Merger Sub will not have conducted any operations and will have no assets or liabilities other than those incident to Merger Sub’s formation and those pursuant to this Agreement and the Transactions. True, correct and complete copies of the articles of incorporation and by-laws of Merger Sub in effect on the date hereof have been delivered or made available to Investor.

          (b) Capital Structure.
               (i) The authorized capital stock of MI Corp. consists of 700,000,000 shares of MI Common Stock and 5,000,000 shares of Preferred Stock (the “MI Preferred Stock”) of which, as of this date hereof, 2,000,000 shares of the MI Preferred Stock have been designated Series A Convertible Preferred Stock. At the close of business on March 28, 2007 (the “Capitalization Date”), (A) 256,673,530 shares of MI Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable (subject to the personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the WBCL for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) of the WBCL has been repealed) owing to employees for services performed, but not exceeding six months’ service in any one case) and free of preemptive rights, (B) no shares of MI Preferred Stock were issued or outstanding, (C) 5,298,894 shares of MI Common Stock were held in the treasury of MI Corp.; (D) 17,644,536 shares of MI Common Stock were reserved for issuance pursuant to outstanding options (the “MI Options”) to purchase shares of MI Common Stock pursuant to the plans and agreements listed in Section 4.2(b)(i) of the MI Disclosure Schedule (collectively, the “MI Option Plans”); (E) 824,682 shares of MI Common Stock were reserved for issuance pursuant to MI Corp.’s Amended and Restated 2000 Employee Stock Purchase Plan (the “MI Stock Purchase Plan”); (F) the issued and outstanding MI Common Stock included 601,620 restricted shares issued to employees of MI Corp. (the “MI Restricted Stock”) pursuant to the plans and agreements listed in Section 4.2(b)(i) of the MI Disclosure Schedule (collectively, the “MI Restricted Stock Plans”); and (G) 10,800,000 shares of Common Stock were reserved for issuance pursuant to units of Common SPACES issued by MI Corp. and an Affiliate thereof (the “MI SPACES Plan”). Except as set forth in the preceding sentence and except for shares reserved for issuance pursuant to outstanding registration statements of MI Corp., and additional shares issuable upon anti-dilution adjustment of the MI SPACES Plan, as of the Capitalization Date, (x) no shares of capital stock or other voting securities of MI Corp. were issued, reserved for issuance or outstanding, and (y) there are no options, warrants, calls, rights, puts or Contracts to which MI Corp. or any of its Subsidiaries is a party or by which any of them is bound obligating MI Corp. or any of its Subsidiaries to issue, deliver, sell or redeem or otherwise acquire, or cause to be issued, delivered, sold or redeemed or otherwise acquired, any additional shares of capital stock or MI Voting Debt (or any securities convertible or exercisable or exchangeable for shares of capital stock of MI Corp. or any of its Subsidiaries or MI Voting Debt) of MI Corp. or any of its Subsidiaries or obligating MI Corp. or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or Contract. As of the Capitalization Date, the MI Stock Option Plans, MI Stock Purchase Plan and the MI Restricted Stock Plans are the only benefit plans of MI Corp. or its Subsidiaries under which any shares of capital stock of MI Corp. or any of its Subsidiaries are issuable or which provide for stock appreciation rights or other rights the value of which is determined in whole or in part by reference to the value of securities of MI Corp. or any of its Subsidiaries. Each share of MI Common Stock which may be issued pursuant to any MI Option Plan, MI Stock Purchase Plan, MI Restricted Stock Plan or MI SPACES Plan has been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and nonassessable and free of preemptive rights.
               (ii) Except as set forth in clause (i) above, as of the Capitalization Date, no bonds, debentures, notes or other indebtedness of MI Corp. having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which shareholders of MI Corp. may vote (“MI Voting Debt”) are issued or outstanding.
               (iii) Other than the Transaction Agreements, as of the date hereof, there are no shareholder agreements, voting trusts or other Contracts to which MI Corp. is a party or by which it is bound relating to the voting or transfer of any shares of capital stock of MI Corp.
               (iv) The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which are owned beneficially and of record by MVT Holding and are validly issued, fully paid and nonassessable.
          (c) Authority; No Conflicts.
               (i) MI Corp. has all requisite corporate power and authority to enter into this Agreement and the Transaction Agreements with respect to which MI Corp. is contemplated thereby to be a party and to consummate the Transactions, subject to obtaining the MI Transaction Approval and the Additional Required Approvals. The execution and delivery of this Agreement and the Transaction Agreements with respect to which MI Corp. is contemplated thereby to be a party by MI Corp. and the consummation by MI Corp. of the Transactions have been duly authorized by all necessary corporate action on the part of MI Corp., subject to obtaining the MI Transaction Approval and the Additional Required Approvals. The only votes of the holders of capital stock (at any time any shares of such stock are held by any Person other than a member of the MI Group or the MVT Group) or other securities of MI Corp. necessary in connection with the Transactions are (A) the approval of the Share Issuance by the affirmative vote of a majority of the shares of MI Common Stock represented at the MI Shareholders Meeting and entitled to vote (provided that a majority of the shares of MI Common Stock entitled to vote is represented in person or by proxy at such meeting) and (B) the adoption of the MI Merger by the affirmative vote of a majority of the outstanding shares of MI Common Stock, it being understood and agreed that notwithstanding the foregoing, the parties hereto have agreed that the approval and adoption of this Agreement and the Transactions, including the Share Issuance and the MI Merger, by the MI Vote (the “MI Transaction Approval”) is a condition to their respective obligations hereunder to effect the Transactions. This Agreement has been, and the Transaction Agreements with respect to which MI Corp. is contemplated thereby to be a party will be, duly executed and delivered by MI Corp. and, assuming the due authorization and valid execution and delivery of this Agreement and the Transaction Agreements with respect to which MI Corp. is contemplated thereby to be a party by the other parties hereto and thereto, as applicable (other than Merger Sub, MVT Holding and MVT Corp.), constitute or will constitute valid and binding agreements of MI Corp., enforceable against MI Corp. in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
               (ii) Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Transaction Agreements with respect to which Merger Sub is contemplated thereby to be a party and to consummate the Transactions, subject to the adoption of this Agreement by MVT Holding as the sole shareholder of Merger Sub. The execution and delivery of this Agreement and the Transaction Agreements with respect to which Merger Sub is contemplated thereby to be a party by Merger Sub and the consummation by Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Merger Sub, subject to the adoption of this Agreement by MVT Holding as the sole shareholder of Merger Sub. This Agreement has been, and the Transaction Agreements with respect to which Merger Sub is contemplated thereby to be a party will be, duly executed and delivered by Merger Sub and, assuming the due authorization and valid execution and delivery of this Agreement or the applicable Transaction Agreement with respect to which Merger Sub is contemplated thereby to be a party by the other parties hereto and thereto (other than MI Corp., MVT Holding and MVT Corp.), as applicable, constitutes or will constitute a valid and binding agreement of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
               (iii) The execution and delivery by MI Corp. and Merger Sub of this Agreement does not, the execution and delivery by MI Corp. and Merger Sub of the Transaction Agreements with respect to which MI Corp. or Merger Sub, as the case may be, is contemplated thereby to be a party will not, and the consummation by MI Corp. or Merger Sub, as the case may be, of the Transactions will not result in a Violation (with or without notice or lapse of time, or both) under: (A) any provision of the articles of incorporation or by-laws of MI Corp. or Merger Sub or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVT Corp. or a Material Adverse Effect on MI Corp., subject to obtaining or making the MI Necessary Consents or the MVT Necessary Consents, (1) any Contract to which MI Corp., MVT Corp. or any of their respective Subsidiaries is a party or by which any of their respective properties or assets is bound or (2) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MI Corp., MVT Corp. or any Subsidiary of MI Corp. or MVT Corp. or their respective properties or assets.
               (iv) No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required to be obtained or made by or with respect to MI Corp. in connection with the execution and delivery of this Agreement and the Transaction Agreements with respect to which MI Corp. is contemplated thereby to be a party by MI Corp. or the consummation by MI Corp. of the Transactions, except for those required under or in relation to (A) the HSR Act, (B) state securities or “blue sky” laws or regulations, (C) the Securities Act, (D) the Exchange Act, (E) filings under the WBCL and the WLLCL to effect the transactions contemplated by Section 2.01 of the Separation Agreement and Article III of this Agreement, (F) the rules and regulations of the NYSE and, if different, such national securities exchange designated by MVT Holding and Investor pursuant to Section 6.15, (G) applicable state or federal laws or regulations and the rules and regulations of the National Association of Securities Dealers, Inc. (the “NASD”) or any other applicable regulatory authority regulating broker-dealers, investment advisors and insurance companies, (H) antitrust or other competition laws of other jurisdictions, (I) applicable state or federal banking laws or regulations, (J) obtaining the MI Transaction Approval and the Additional Required Approvals and (K) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVT Corp. or a Material Adverse Effect on MI Corp. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (J) or set forth in Section 4.2(c)(iv) of the MI Disclosure Schedule are referred to as the “MI Necessary Consents.”
               (v) The Board of Directors of MI Corp., by resolution duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are advisable and in the best interests of MI Corp. and its shareholders and (ii) resolved to recommend to the shareholders of MI Corp. that the shareholders of MI Corp. approve the Transactions. No “fair price,” “business combination,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation under Wisconsin law or any anti-takeover provision in the articles of incorporation or by-laws of MI Corp. or other similar organizational documents of MI Corp. is applicable to the Transactions.
          (d) Reports and Financial Statements.
               (i) All forms, reports and other documents filed by MI Corp. and its Subsidiaries with the SEC since January 1, 2005 (collectively, including all exhibits thereto, the “MI SEC Reports”) at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes Act”) and the NYSE and the rules and regulations promulgated thereunder, as applicable, and none of such MI SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
               (ii) Each of the principal executive officer of MI Corp. and the principal financial officer of MI Corp. (or each former principal executive officer of MI Corp. and each former principal financial officer of MI Corp., as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes Act with respect to the MI SEC Reports and the statements contained in such certifications are true, complete and correct. For purposes of this Section 4.2(d), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes Act.
               (iii) With respect to MVT Corp. and its Subsidiaries, MI Corp. and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. MI Corp. (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by MI Corp. (with respect to MVT Corp. and its Subsidiaries) in the reports that MI Corp. files or submits under the

Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to MI Corp.’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of MI Corp. required under the Exchange Act with respect to such reports and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof to its auditors and the audit committee of its Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of MI Corp.’s internal controls over financial reporting (with respect to members of the MVT Group) that are reasonably likely to adversely affect in any material respect MI Corp.’s ability to record, process, summarize and report financial information (with respect to members of the MVT Group) and (y) any fraud, whether or not material, that involves management or other employees of members of the MVT Group who have a significant role in MI Corp.’s internal controls over financial reporting. MI Corp. has made available to Investor all available minutes of the audit committee of MI Corp.’s Board of Directors from January 1, 2006 until the date hereof.
          (e) Information Supplied.
               (i) None of the information supplied or to be supplied by MI Corp. for inclusion or incorporation by reference in (A) the Form S-4 will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (B) the Proxy Statement will, on the date it is first mailed to MI Corp. shareholders and at the time of the MI Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (C) the Form 10 will, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
               (ii) Notwithstanding the foregoing provisions of this Section 4.2(e), no representation or warranty is made by MI Corp. with respect to statements made or incorporated by reference in the Form S-4, the Form 10 or the Proxy Statement based on information supplied by or on behalf of Investor for inclusion or incorporation by reference therein.
          (f) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the Transactions based upon arrangements made by or on behalf of MI Corp. or any of its Subsidiaries, except J.P. Morgan Securities Inc., whose fees and expenses shall be paid in accordance with Section 6.6.
          (g) Valuation Letter of MI Corp. Financial Advisor. MI Corp. has received the view of J.P. Morgan Securities Inc., as of the date hereof, with respect to the valuation range of MVT Corp. as of such date. The Purchase Price falls within the range of values indicated by J.P. Morgan Securities Inc.

     (h) Taxes.
          (i) All Tax Returns required to be filed with respect to each of MI Corp. and its Subsidiaries have been timely filed, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, and all such Tax Returns are complete and correct, except to the extent that such failures to file, to have extensions granted that remain in effect or to be complete or correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVT Corp. All material Taxes due with respect to MI Corp. and its Subsidiaries have been paid or accrued in accordance with GAAP. Since the date of the most recent MI Filed SEC Reports, no Tax liability with respect to MI Corp. and its Subsidiaries has been incurred outside the ordinary course of business or otherwise inconsistent with past custom and practice. All material Tax Returns required to be filed by each of MVT Corp. and its Subsidiaries have been timely filed, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, and all such Tax Returns are complete and correct in all material respects.
          (ii) No deficiencies for any Taxes have been proposed, asserted or assessed in writing in respect of or against MI Corp. or any of its Subsidiaries that are not adequately reserved for in the financial statements of MI Corp. included in the MI Filed SEC Reports (and in the case of MVT Corp., the MVT Financial Statements), except for deficiencies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVT Corp. No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against MVT Corp. or any of its Subsidiaries that are not adequately reserved for in the MVT Financial Statements. The applicable statutes of limitations have expired for all Tax periods through 2001 for all material Tax Returns of MI Corp. and each of its Subsidiaries. Since January 1, 2001, no written claim has been made to MI Corp. or any of its Subsidiaries by a Governmental Entity in a jurisdiction where MVT Corp. or any of its Subsidiaries does not file a Tax Return that any of MVT Corp. or its Subsidiaries is or may be subject to a material Tax liability in that jurisdiction.
          (iii) None of MI Corp. or its Subsidiaries has taken any action, and to the Knowledge of MI Corp. there is no fact, agreement, plan or other circumstance, that could reasonably be expected to prevent (A) the MI Merger and the MI Conversion from together qualifying as a reorganization within the meaning of Section 368(a) of the Code or (B) the MI Contribution and the Share Distribution from qualifying as a reorganization under Section 368(a)(1)(D) of the Code and a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code.
          (iv) None of MI Corp. or any of its Subsidiaries is a party to any Tax sharing or Tax indemnity agreements entered into after January 1, 2001 (other than the Tax Allocation Agreement and any agreements between or among MVT Corp. and its Subsidiaries) that could reasonably be expected to result in a material Tax liability to MVT Corp. or any of its Subsidiaries.
          (v) Other than with respect to the Share Distribution, within the past five years, none of MI Corp. or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

          (vi) None of MVT Corp. or any of its Subsidiaries is obligated to make any payments, or is a party to any Contract or MVT Plan that could obligate it to make any payments, that would not be deductible by reason of Section 162(m) or Section 280G of the Code.
          (vii) None of MVT Corp. or any of its Subsidiaries has agreed to make, or is required to make, any material adjustment affecting any open taxable year or period under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting methods or otherwise.
          (viii) Since January 1, 2001, none of MVT Corp. or any of its Subsidiaries has been required to reallocate, or is subject to an Internal Revenue Service (“IRS”) or other Governmental Entity challenge that would require the reallocation of, gross income, deductions, credits or allowances, or of any item or element affecting taxable income, by reason of Section 482 of the Code.
          (ix) Other than pursuant to the Tax Allocation Agreement, neither MVT Corp. nor any of its Subsidiaries has any material liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Applicable Laws), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than MVT Corp. or any of its Subsidiaries.
          (x) Neither MVT Corp., nor any of its Subsidiaries has engaged in one of the types of transactions the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).
     (i) Permits; Compliance with Laws. Members of the MI Group (A) hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the business of the MI Group as currently conducted (the “MI Permits”), and no suspension or cancellation of any of the MI Permits is pending or, to the Knowledge of MI Corp., threatened and (B) are in compliance in all respects with the terms of the MI Permits, except in each case where the failure to hold such MI Permits or the suspension or cancellation of any such MI Permits or the noncompliance with respect to such MI Permits would not reasonably be expected to have a Material Adverse Effect on MI Corp. or a Material Adverse Effect on MVT Corp. None of the members of the MI Group is in violation of, and MI Corp. and its Subsidiaries have not received since January 1, 2005 any written notices of violations with respect to, any Applicable Laws, except where such violations would not reasonably be expected to have a Material Adverse Effect on MI Corp. or a Material Adverse Effect on MVT Corp.
     Section 4.3 Representations and Warranties of MI Corp., MVT Holding and MVT Corp. Except as set forth in the MVT Disclosure Schedule delivered by MVT Corp. to Investor prior to the execution of this Agreement (the “MVT Disclosure Schedule”) (each section of which, to the extent specified therein, qualifies the correspondingly numbered representation and warranty of MVT Corp. contained herein and any disclosure in such section qualifies any other representation and warranty of MI Corp. or MVT Corp. contained herein to which its application or relevance is reasonably apparent on its face), each of MI Corp., MVT Holding and MVT Corp. represent and warrant to Investor as follows:
          (a) Organization, Standing and Power; Subsidiaries.
          (i) MVT Corp. is a corporation duly incorporated, validly existing and in active status under the laws of State of Wisconsin. Each of the Subsidiaries of MVT Corp. is a corporation or other organization duly organized, validly existing and in good standing or active status (where applicable) under the laws of its jurisdiction of incorporation or organization, and MVT Corp. and each of its Subsidiaries has the requisite power and authority to own, lease and operate its properties and to carry on the MVT Business as now being conducted and as it will be conducted through the Closing Date, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVT Corp., and each of MVT Corp. and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of the MVT Business or the ownership or leasing of its properties makes such qualification necessary, in each case other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVT Corp. True, correct and complete copies of the articles of incorporation and by-laws of MVT Corp. in effect on the date hereof have been delivered or made available to Investor.
          (ii) Section 4.3(a)(ii) of the MVT Disclosure Schedule sets forth a list of all the Subsidiaries of MVT Corp. which as of the date of this Agreement would be Significant Subsidiaries of MVT Corp. (as defined in Rule 1-02(w) of Regulation S-X of the SEC) if the Share Distribution had occurred immediately prior to the date hereof (the “MVT Significant Subsidiaries”). All the outstanding shares of capital stock of, or other equity interests in, each such MVT Significant Subsidiary have been validly issued and are fully paid and nonassessable (except, in the case of any Significant Subsidiaries that are Wisconsin corporations or foreign corporations that are qualified to do business in Wisconsin, subject to the personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the WBCL for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) of the WBCL has been repealed) owing to employees for services performed, but not exceeding six months’ service in any one case) and are owned directly or indirectly by MVT Corp., free and clear of all material Liens and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests, but excluding restrictions under the Securities Act). None of MVT Corp. or any MVT Significant Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries of MVT Corp.) that is or would reasonably be expected to be material to MVT Corp. and its Subsidiaries taken as a whole.
     (b) Capital Structure.

          (i) The authorized capital stock of MVT Corp. consists of 1,000 shares of MVT Common Stock, all of which are, as of the date hereof, and at all times prior to the MVT Distribution Time will be, owned of record and beneficially by a member of the MI Group or the MVT Group free and clear of any Liens. There are no other shares of capital stock or other equity securities of MVT Corp. that are authorized or outstanding. Immediately following the MVT Distribution all of the outstanding shares of MVT Common Stock will be owned of record and beneficially by MVT Holding, and no shares of MVT Common Stock will be held by MVT Corp. in its treasury. All issued and outstanding shares of MVT Common Stock are duly authorized, validly issued, fully paid and nonassessable (subject to the personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the WBCL for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) of the WBCL has been repealed) owing to employees for services performed, but not exceeding six months’ service in any one case), and the shares of MVT Common Stock are not entitled to preemptive rights.
          (ii) No bonds, debentures, notes or other indebtedness of MVT Corp. having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which shareholders of MVT Corp. may vote (“MVT Voting Debt”) are issued or outstanding.
          (iii) Except as contemplated by this Agreement and the Transaction Agreements, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which MVT Corp. or any of its Subsidiaries is a party or by which any of them is bound obligating MVT Corp. or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of MVT Corp. or any of its Subsidiaries, MVT Voting Debt, MVT Common Stock or other voting securities of MVT Corp. or any of its Subsidiaries or obligating MVT Corp. or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no, except as provided for in or permitted by this Agreement or the Transaction Agreements, outstanding obligations of MVT Corp. or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of MVT Corp. or any of its Subsidiaries.
          (iv) Other than the Contracts contemplated to effect the Transactions, there are no shareholder agreements, voting trusts or other Contracts to which MVT Corp. is a party or by which it is bound relating to the voting or transfer of any shares of capital stock of MVT Corp.
     (c) Authority; No Conflicts.
          (i) MVT Corp. has all requisite corporate power and authority to enter into this Agreement and the Transaction Agreements with respect to which MVT Corp. is contemplated thereby to be a party and to consummate the Transactions, subject to the MI Transaction Approval and the Additional Required Approvals. The execution and delivery of this Agreement and the Transaction Agreements with respect to which MVT Corp. is contemplated thereby to be a party by MVT Corp. and the consummation by MVT Corp. of the Transactions have been duly authorized by all necessary corporate action on the part of MVT

Corp., subject to the MI Transaction Approval and the Additional Required Approvals. This Agreement has been, and the Transaction Agreements with respect to which MVT Corp. is contemplated thereby to be a party will be, duly executed and delivered by MVT Corp. and, assuming the due authorization and valid execution and delivery of this Agreement or the applicable Transaction Agreements with respect to which MVT Corp. is contemplated thereby to be a party by the other parties hereto and thereto, as applicable (other than MI Corp., Merger Sub and MVT Holding), constitute or will constitute valid and binding agreements of MVT Corp., enforceable against MVT Corp. in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (ii) The execution and delivery by MVT Corp. of this Agreement does not, the execution and delivery by MVT Corp. of the Transaction Agreements with respect to which MVT Corp. is contemplated thereby to be a party will not, and the consummation by MVT Corp. of the Transactions will not result in a Violation (with or without notice or lapse of time, or both) under: (A) any provision of the articles of incorporation or by-laws or similar organizational documents of MVT Corp. or any Subsidiary of MVT Corp. or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVT Corp., subject to obtaining or making the MVT Necessary Consents, (1) any Contract to which MVT Corp. or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or (2) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MVT Corp. or any Subsidiary of MVT Corp. or their respective properties or assets.
          (iii) The Board of Directors of MVT Corp., by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way has duly (A) determined that this Agreement, the Transactions and the Transaction Agreements with respect to which MVT Corp. is contemplated thereby to be a party are advisable and in the best interests of MVT Corp. and its shareholder and (B) approved this Agreement, the Transactions contemplated hereby and by the Transaction Agreements.
          (iv) No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required to be obtained or made by or with respect to MVT Corp. or any Subsidiary of MVT Corp. in connection with the execution and delivery by MVT Corp. of this Agreement and the Transaction Agreements with respect to which MVT Corp. is contemplated thereby to be a party or the consummation by MVT Corp. of the Transactions, except for those required under or in relation to (A) the HSR Act, (B) state securities or “blue sky” laws or regulations, (C) the Securities Act, (D) the Exchange Act, (E) the rules and regulations of the NYSE and, if different, such national securities exchange designated by MVT Holding and Investor pursuant to Section 6.15, (F) antitrust or other competition laws of other jurisdictions, (G) applicable state or federal laws or regulations and the rules and regulations of the NASD or any other applicable regulatory authority regulating broker dealers, investment advisors and insurance companies, (H) applicable state or federal banking laws or regulations, (I) obtaining the MI Transaction Approval and the Additional Required Approvals, and (J) such consents, approvals, waivers, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVT Corp. Consents, waivers, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (I) or set forth in Section 4.3(c)(iv) of the MVT Disclosure Schedule are referred to as the “MVT Necessary Consents.”
     (d) Reports and Financial Statements; No Undisclosed Liabilities
          (i) As of the date hereof, neither MVT Corp. nor any of its Subsidiaries is required to file any form, report or other document with the SEC. Included in Section 4.3(d)(i) of the MVT Disclosure Schedule are the consolidated balance sheets of MVT Corp. and its Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, cash flows and shareholders’ equity for the fiscal years ended December 31, 2006 and 2005, in each case audited by MVT Corp.’s independent public accountants, whose report thereon is included therewith (such statements, together with the notes thereto, the “MVT Financial Statements”). The MVT Financial Statements (including the related notes thereto) fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of MVT Corp. and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods covered thereby except as otherwise noted therein.
          (ii) Each of the principal executive officer of MVT Corp. and the principal financial officer of MVT Corp. have made back-up certifications with respect to the MVT Business to the principal executive officer of MI Corp. and the principal financial officer of MI Corp. necessary to allow such officers of MI Corp. to make all certifications required by Rule 13a 14 or 15d 14 under the Exchange Act and Sections 302 and 906 of the Sarbanes Act with respect to the Annual Report on Form 10-K of MI Corp. for the year ended December 31, 2006. For purposes of this Section 4.3(d), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes Act and applying such terms to MVT Corp. as though it were a separate reporting company under the Exchange Act.
          (iii) Except as disclosed in the MI SEC Reports filed after January 1, 2007 and publicly available prior to the date hereof, other than the text of any “risk factors” and the text of any disclaimers with respect to forward-looking statements (such MI SEC Reports, other than such “risk factors” and disclaimers, the “MI Filed SEC Reports”) or as set forth in the MVT Financial Statements, as of the date hereof none of MVT Corp. nor any of its Subsidiaries have any liabilities or obligations of any nature (whether absolute, accrued, indirect, direct or contingent) other than (A) liabilities or obligations incurred in the ordinary course of business or (B) liabilities or obligations that, individually or in the aggregate, do not exceed $15 million.
     (e) Information Supplied.
          (i) None of the information supplied or to be supplied by MVT Corp. specifically for inclusion or incorporation by reference in (A) the Form S-4 will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (B) the Proxy Statement will, on the date it is first mailed to MI Corp. shareholders and at the time of the MI Shareholders Meeting respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. and (C) the Form 10 will, at the time the Form 10 becomes effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (ii) Notwithstanding the foregoing provisions of this Section 4.3(e), no representation or warranty is made by MVT Corp. with respect to statements made or incorporated by reference in the Form S-4, the Form 10 or the Proxy Statement based on information supplied by or on behalf of Investor for inclusion or incorporation by reference therein.
     (f) Litigation; Compliance with Laws.
          (i) Except as set forth in the MI Filed SEC Reports, or in the MVT Financial Statements, there is no Action pending or, to the Knowledge of MVT Corp., threatened against MI Corp. or any Subsidiary of MI Corp. or any property or asset of MI Corp. or any Subsidiary of MI Corp. which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on MVT Corp., nor is there any material judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against MI Corp. or any of its Subsidiaries with respect to the MVT Business.
          (ii) Members of the MVT Group hold all material permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the MVT Business (the “MVT Permits”), and no suspension or cancellation of any of the MVT Permits is pending or, to the Knowledge of MVT Corp., threatened. Members of the MVT Group are in compliance in all material respects with the terms of the MVT Permits. None of MI Corp. or any of its Subsidiaries is, in any material respect, in violation of, and MI Corp. and its Subsidiaries have not received since January 1, 2005 any written notices of material violations with respect to, any Applicable Laws.
     (g) Absence of Certain Changes or Events. Except (i) as specifically contemplated or permitted by this Agreement or the Transaction Agreements or (ii) as set forth in the MI Filed SEC Reports or in the MVT Financial Statements, since December 31, 2006 through the date hereof, (A) members of the MVT Group have conducted their business only in the ordinary course, consistent with past practice, and (B) there has not been any event, change, circumstance or development (including any damage, destruction or loss whether or not covered by insurance) which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on MVT Corp. From December 31, 2006 through the date of this Agreement, except as set forth in the MI Filed SEC Reports or in the MVT Financial Statements, none of MI Corp. or any of its Subsidiaries has taken any action that, if taken without the consent of Investor during the period from the date of this Agreement through the Closing Date, would constitute a breach of Sections 5.1(e), 5.1(h), 5.1(j) or 5.1(k).
     (h) Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVT Corp.: (i) the operations of members of the MVT Group have been and are in compliance with all applicable Environmental Laws and with all MVT Permits required by applicable Environmental Laws; (ii) there are no pending or, to the Knowledge of MVT Corp., threatened, Actions under or pursuant to Environmental Laws against MVT Corp., or other members of the MVT Group, or, to the Knowledge of MVT Corp., any other Person whose Environmental Liabilities or any member of the MVT Group has or may have retained or assumed by contract or operation of law, or involving any real property currently or, to the Knowledge of MVT Corp., formerly owned, operated or leased by any member of the MVT Group; and (iii) members of the MVT Group and, to the Knowledge of MVT Corp., Persons whose Environmental Liabilities any member of the MVT Group has or may have retained or assumed by contract or operation of law are not subject to any Environmental Liabilities and, to the Knowledge of MVT Corp., there are no facts, circumstances or conditions (including the presence, release or threatened release of Hazardous Materials at any location whether or not owned or operated by any member of the MVT Group) which would reasonably be expected to result in Environmental Liabilities for any member of the MVT Group, or, to the Knowledge of MVT Corp., any other Person whose Environmental Liabilities any member of the MVT Group has or may have retained or assumed by contract or operation of law.
     As used in this Agreement, “Environmental Laws” means any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct, in each case, concerning pollution, Hazardous Materials (as defined below) or protection of human health or the environment, and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (but solely as it relates to the exposure of Hazardous Materials) and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered or regulated by, or for which liability is imposed under, Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, “Hazardous Materials” means all substances defined in, regulated under or for which liability is imposed by Environmental Laws, including Hazardous Substances,

Oils, Pollutants or Contaminants as defined in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5., asbestos, mold, polychlorinated biphenyls and radioactive materials.
     (i) Intellectual Property. Except as set forth in the MI Filed SEC Reports and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MVT Corp.: (i) the members of the MVT Group own, or are licensed to use, all trademarks, service marks, trade dress, logos, trade names, service names, corporate names, domain names, brand identifiers, copyrights, proprietary designs, Computer Software, databases, trade secrets, know-how, patents, patent applications, inventions and similar rights (“Intellectual Property”) used in the conduct of the MVT Business as currently conducted; (ii) to the Knowledge of MVT Corp., all Intellectual Property owned by the members of the MVT Group is valid and enforceable and the use of any Intellectual Property by the members of the MVT Group does not infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any Person; (iii) to the Knowledge of MVT Corp., the use by the members of the MVT Group of Intellectual Property which is licensed to any member of the MVT Group is substantially in accordance with the terms of the applicable license agreement pursuant to which the applicable member of the MVT Group acquired the right to use such Intellectual Property; (iv) to the Knowledge of MVT Corp., no Person is infringing, misappropriating or otherwise violating any right of any member of the MVT Group with respect to any Intellectual Property owned by and/or exclusively licensed to any member of the MVT Group; (v) there is no claim or proceeding pending or, to the Knowledge of MVT Corp., threatened against any member of the MVT Group challenging their respective use of Intellectual Property; and (vi) to the Knowledge of MVT Corp., no Intellectual Property owned by any member of the MVT Group is being used by or enforced by any member of the MVT Group in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.
     (j) Title to Properties; Assets/Services. Each of MVT Corp. and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, except where the failure to have such good and valid title, or valid leasehold interest, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MVT Corp. The tangible property and assets of MVT Group., together with the services to be provided by the MI Group to the MVT Group pursuant to the Transaction Agreements, constitute (i) all of the tangible property and assets necessary to permit MVT Group to carry on the MVT Business after the Closing Date in all material respects as conducted by the MVT Group prior thereto and (ii) as of the date hereof, all of the tangible property and assets primarily used by the MVT Group in carrying on the MVT Business as of the date hereof.
     (k) Certain Contracts.
          (i) Except as filed as exhibits to the MI Filed SEC Documents as of the date hereof, neither MVT Corp. nor any of its Subsidiaries is a party to or bound by any

Contract that (A) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC and applying such term to MVT Corp. as though it were a separate reporting company under the Exchange Act for purposes of this Section 4.3(k)), (B) limits or purports to limit the ability of MVT Corp. or any of its Subsidiaries to incur indebtedness or pay dividends, (C) is a loan agreement, credit agreement, note, bond, mortgage, indenture or other agreement or instrument pursuant to which any indebtedness of MVT Corp. or any of its Subsidiaries in an aggregate principal amount in excess of $10 million is outstanding or may be incurred, (D) is a limited liability company agreement, partnership agreement, joint venture agreement or other similar agreement relating to any partnership or joint venture that is material to the MVT Business other than any such limited liability company agreement, partnership agreement, joint venture agreement or other similar agreement with respect to a wholly-owned Subsidiary of MVT Corp., (E) limits in any material respect the right of MVT Corp. or its Subsidiaries to engage or compete in any line of business that is material to MVT Corp. and its Subsidiaries as a whole, (F) contains “most favored nation” pricing provisions, that would reasonably be expected to be material to MVT Corp. or its Subsidiaries, (G) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any person, in each case in any respect material to the business of MVT Corp. and its Subsidiaries, taken as a whole, (H) provides for the acquisition or disposition (pending as of the date hereof), directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such Contract in excess of $50 million, (I) is an acquisition or disposition Contract pursuant to which MVT Corp. or its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that could reasonably be expected to result in payments by MVT Corp. in excess of $10 million, (J) is a Contract to provide services to any of MVT Corp.’s twenty largest customers, measured by net revenues during the fiscal year ended December 31, 2006 (the “Customer Contracts”), (K) calls for or could reasonably be expected to require aggregate payments by MVT Corp. or its Subsidiaries in excess of $30 million over the remaining term of such Contract, or in excess of $10 million in any twelve month period, or (L) is a Contract between or among any member or members of the MVT Group, on the one and, and any member or members of the MI Group, on the other hand, that is material to the business of the MVT Group as a whole. Each Contract of the type described in this Section 4.3(k)(i), whether or not listed in Section 4.3(k) of the MVT Disclosure Schedule, is referred to herein as a “MVT Material Contract.”
          (ii) Each MVT Material Contract is valid and in full force and effect (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on MVT Corp. To the Knowledge of MVT Corp., no Person is challenging the validity or enforceability of any MVT Material Contract, except such challenges which would not, individually or in the aggregate, have a Material Adverse Effect on MVT Corp. Neither MVT Corp. nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any MVT Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MVT Corp. As of the date hereof, neither MVT Corp. nor any of its Subsidiaries has Knowledge of, or has received written notice of, any customer’s intention not to renew any Customer Contract. True and complete copies of all MVT Material Contracts have been delivered or made available to Investor, which copies, in the case of Customer Contracts, may have been redacted to exclude confidential or competitively sensitive information.
     (l) Employee Benefits.
          (i) Section 4.3(l)(i) of the MVT Disclosure Schedule contains a true and complete list of each MVT Plan. As of the date hereof, with respect to each MVT Plan, MVT has made available or delivered to Investor a true, correct and complete copy of such plan and the current summary plan description and any material modifications thereto, if any, and, if such plan will be maintained by the MVT Group following the Closing: (A) all related trust agreements, and insurance contracts and other funding vehicles; (B) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules and exhibits, if any; (C) the two most recent annual financial reports, if any; (D) the two most recent actuarial reports, if any; and (E) the most recent determination letter from the IRS, if any. With respect to each MVT Plan, MVT Corp. and its ERISA Affiliates and other Subsidiaries have complied in all material respects with, and are now in compliance in all material respects with, to the extent applicable, all provisions of ERISA, the Code and all other Applicable Laws and regulations. Each MVT Plan has been operated and administered, in all material respects, in accordance with its terms. Except as set forth in Section 4.3(l)(i) of the MVT Disclosure Schedule, no MVT Plan is (or was, during the past six years) subject to Title IV or Section 302 of ERISA. No material liability under Title IV or Section 302 of ERISA has been incurred by MVT Corp. or any of its ERISA Affiliates or other member of the MVT Group that has not been satisfied in full, and no condition exists that presents a material risk to MVT Corp. or any of its ERISA Affiliates or other member of the MVT Group of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation. All premiums due the Pension Benefit Guaranty Corporation have been fully paid on a timely basis. No MVT Plan provides for post-employment welfare benefits, except as required under Applicable Laws or specified in Section 4.3(l)(i) of the MVT Disclosure Schedule. MI Corp. and its Affiliates have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage, and with respect to any plan or arrangement that does not provide such benefits, there has not been, to the Knowledge of MVT Corp., any communication by MI Corp. or its Subsidiaries to MVT Employees which could reasonably be interpreted to promise or guarantee retiree health or life insurance or other retiree death benefits on a permanent basis. All MVT Plans subject to the Applicable Laws of any jurisdiction outside of the United States (1) have been maintained in all material respects in accordance with all applicable requirements, (2) if they are intended to qualify for special Tax treatment meet all requirements for such treatment in all material respects, and (3) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.
          (ii) As of the date hereof, each MVT Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code, and the trust maintained pursuant thereto, has been determined to be so qualified and exempt from federal income Taxation under Section 501 of the Code by the IRS, and to the Knowledge of MVT Corp. and MI Corp., nothing has occurred with respect to the operation of any such MVT Plan that would reasonably be expected to cause the loss of such qualification of exemption from Tax.

          (iii) As of the date hereof, no member of the MVT Group has any material liability under or obligation to any Multiemployer Plan and no MVT Plan is a Multiemployer Plan. The MVT Plans provide benefits only to current and former employees of the MVT Group.
          (iv) Except as contemplated by the Employee Matters Agreement or this Agreement, the consummation of the Transactions (either by themselves or in combination with another event) do not (A) entitle any current or former employee, director or officer of MVT Corp. or any of its Subsidiaries to any severance pay, unemployment compensation or any other payment or (B) accelerate the time of payment or vesting of benefits, or materially increase the amount of compensation, due any such current or former employee, director or officer of MVT Corp. or any of its Subsidiaries.
          (v) MI Corp., MVT Corp. and their Subsidiaries and their ERISA Affiliates have paid all amounts that they are required to pay as contributions to the MVT Plans as of the last day of the most recent fiscal year of each of the MVT Plans; all benefits accrued under any funded or unfunded MVT Plan have been paid, accrued or otherwise adequately reserved for in accordance with GAAP as of December 31, 2006; and all monies withheld from employee paychecks with respect to MVT Plans have been or will be transferred to the appropriate MVT Plan in a timely manner as required by Applicable Law.
     (m) Labor Relations. On the date hereof, neither MI Corp. or any of its Subsidiaries (in each case, with respect to any Persons employed by or otherwise performing services primarily for MVT Corp. or any of its Subsidiaries (the “MVT Business Personnel”)), MVT Corp. nor any of its Subsidiaries is a party to any material collective bargaining Contract, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council. As of the date hereof, (i) no labor organization or group of MVT Business Personnel has made a material pending demand for recognition or certification, (ii) there are no material representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of MVT Corp., threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority, and (iii) to the Knowledge of MVT Corp., there are no labor union organizing activities with respect to any MVT Business Personnel. Neither MI Corp., MVT Corp. nor any of their Subsidiaries has engaged in any material unfair labor practice with respect to any MVT Business Personnel, and there is no material unfair labor practice complaint or grievance against MI Corp., MVT Corp. or any of their Subsidiaries by the National Labor Relations Board or any comparable state agency pending or threatened in writing with respect to MVT Business Personnel. Between January 1, 2005 and the date hereof, there have been no actual, or to the Knowledge of MVT Corp., material threatened, strikes, work stoppages, slowdowns, lockouts, arbitrations, grievances or other labor disputes involving MVT Business Personnel.
     (n) Insurance. As of the date hereof, MI Corp. maintains with respect to MVT Corp. insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of MVT Corp. (taking into account the cost and availability of such insurance). Section 4.3(n) of the MVT Disclosure Schedule sets forth, as of the date hereof, a complete and correct list of all material insurance policies owned or held by MI Corp. or its Subsidiaries with respect to MVT Corp. or its Subsidiaries. As of the date hereof, with respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MVT Corp., (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither MI Corp., MVT Corp. nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to MI Corp.’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the Knowledge of MI Corp., no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) to the Knowledge of MI Corp., no notice of cancellation or termination has been received other than in connection with ordinary renewals.
     (o) Liens. No Liens exist on any assets of any member of the MVT Group, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MVT Corp.
     (p) Real Property.
          (i) Section 4.3(p) of the MVT Disclosure Schedule contains as of the date hereof a list of all real property relating to the MVT Business that is (A) owned by MVT Corp. or its Subsidiaries or (B) leased or subleased by MVT Corp. or its Subsidiaries, as lessee or sublessee, except for such leases or subleases that provide for payments of less than $50,000 in the aggregate in any given year (the “MVT Leases”).
          (ii) Each MVT Lease is valid and in full force and effect (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on MVT Corp. Neither MVT Corp. nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any MVT Lease, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MVT Corp. True and complete copies of all MVT Leases have been delivered or made available to Investor.
     Section 4.4 Representations and Warranties of MI Corp. and MVT Holding. Each of MVT Holding and MI Corp. represent and warrant to Investor as follows:
     (a) Organization. MVT Holding is a corporation duly organized, validly existing and in active status under the laws of Wisconsin. Prior to the MI Merger, MVT Holding will not have conducted any operations and will have no assets or liabilities other than the capital stock of New MI Corp. and Merger Sub, those incident to MVT Holding’s formation and the holding of the capital stock of New MI Corp. and those pursuant to this Agreement and the Transactions.
     (b) Capital Structure.
          (i) On the date hereof, the authorized capital stock of MVT Holding consists of 1,000 shares of MVT Holding Common Stock, all of which are, as of the date hereof, and at all times prior to the MI Effective Time will be, owned of record and beneficially by MI Corp. free and clear of any Liens. As of the date hereof there are no and as of the MI Effective Time (except as permitted pursuant to this Agreement or pursuant to the Transaction Agreements) there will be no other shares of capital stock or other equity securities of MVT Holding that are outstanding. Immediately following the MI Effective Time, there will be outstanding a number of shares of MVT Holding Common Stock equal to the number of shares of MI Common Stock outstanding as of immediately prior to the MI Effective Time. All issued and outstanding shares of MVT Holding Common Stock are duly authorized, validly issued, fully paid and nonassessable, and the shares of MVT Holding Common Stock are not entitled to preemptive rights. There are no outstanding options, warrants, Contracts or other rights to acquire capital stock of MVT Holding.
          (ii) No bonds, debentures, notes or other indebtedness of MVT Holding having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which shareholders of MVT Holding may vote (“MVT Holding Voting Debt”) are issued or outstanding.
          (iii) Except as contemplated by this Agreement and the Transaction Agreements, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which MVT Holding or any of its Subsidiaries is a party or by which any of them is bound obligating MVT Holding or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of MVT Holding or any of its Subsidiaries, MVT Holding Voting Debt, MVT Holding Common Stock or other voting securities of MVT Holding or any of its Subsidiaries or obligating MVT Holding or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as contemplated by this Agreement and the Transaction Agreement there are no outstanding obligations of MVT Holding or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of MVT Holding or any of its Subsidiaries.
          (iv) Other than the Contracts contemplated to effect the Transactions, there are no shareholder agreements, voting trusts or other Contracts to which MVT Holding is a party or by which it is bound relating to the voting or transfer of any shares of capital stock of MVT Holding.
     (c) Authority; No Conflicts.
          (i) MVT Holding has all requisite corporate power and authority to enter into this Agreement and the Transaction Agreements with respect to which MVT Holding is contemplated thereby to be a party and to consummate the Transactions, subject to the Additional Required Approvals. The execution and delivery of this Agreement and the Transaction Agreements with respect to which MVT Holding is contemplated thereby to be a party by MVT Holding and the consummation by MVT Holding of the Transactions have been duly authorized by all necessary corporate action on the part of MVT Holding, subject to the Additional Required Approvals. This Agreement has been, and the Transaction Agreements with respect to which MVT Holding is contemplated thereby to be a party will be, duly executed and delivered by MVT Holding and, assuming the due authorization and valid execution and delivery of this Agreement or the applicable Transaction Agreement with respect to which MVT Holding is contemplated thereby to be a party by the other parties hereto and thereto (other than MI Corp., Merger Sub and MVT Corp.), as applicable, constitutes or will constitute a valid and binding agreement of MVT Holding, enforceable against MVT Holding in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). After the MI Effective Time, no approval of holders of MVT Holding capital stock will be required to effect the Transactions.
          (ii) The execution and delivery of this Agreement by MVT Holding does not, the execution and delivery by MVT Holding of the Transaction Agreements with respect to which MVT Holding is contemplated thereby to be a party will not, and the consummation of the Transactions will not result in a Violation under: (A) any provision of the organizational documents of MVT Holding or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVT Corp., subject to obtaining or making MVT Holding Necessary Consents, any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MVT Holding.
          (iii) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required to be obtained or made by or with respect to MVT Holding in connection with the execution and delivery of this Agreement and the Transaction Agreements with respect to which MVT Holding is contemplated thereby to be a party by MVT Holding or the consummation by MVT Holding of the Transactions, except for those required under or in relation to (A) the HSR Act, (B) state securities or “blue sky” laws or regulations, (C) the Securities Act, (D) the Exchange Act, (E) filings under the WBCL and the WLLCL to effect the transactions contemplated by Section 2.01 of the Separation Agreement and Article III of this Agreement, (F) the rules and regulations of the NYSE and, if different, such national securities exchange designated by MVT Holding and Investor pursuant to Section 6.15, (G) applicable state or federal banking laws or regulations, (H) applicable state or federal laws or regulations, and the rules and regulations of the NASD or any other applicable regulatory authority (including the NASD), regulating broker dealers, investment advisors and insurance companies, (I) obtaining the MI Transaction Approval and the Additional Required Approvals, (J) antitrust or other competition laws of other jurisdictions, and (K) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MVT Corp. Consents, waivers, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (J) are referred to as the “MVT Holding Necessary Consents.”
     (d) Information Supplied.
          (i) None of the information supplied or to be supplied by MVT Holding specifically for inclusion or incorporation by reference in (A) the Form S-4 will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (B) the Proxy Statement will, on the date it is first mailed to MI Corp. shareholders or at the time of the MI Shareholders Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (C) the Form 10 will, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (ii) Notwithstanding the foregoing provisions of this Section 4.4(d), no representation or warranty is made by MVT Holding with respect to statements made or incorporated by reference in the Form S-4, the Form 10 or the Proxy Statement based on information supplied by or on behalf of MI Corp. or MVT Corp. for inclusion or incorporation by reference therein.
     (e) Litigation. There is no Action pending or, to the Knowledge of MVT Holding, threatened against MVT Holding which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on MVT Corp., nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against MVT Holding which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on MVT Corp.
     (f) Status of MVT Holding Shares. Assuming the MI Transaction Approval has been obtained, the Shares and the shares of MVT Holding Common Stock being issued at the Closing will have been duly authorized by all necessary corporate action on the part of MI Corp. and MVT Holding, and such Shares and the shares of MVT Holding Common Stock will have been validly issued and, assuming payment therefor has been made, will be fully paid and nonassessable, and the issuance of such Shares and the shares of MVT Holding Common Stock will not be subject to preemptive rights.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
     Section 5.1 Covenants of MI Corp. and MVT Corp. During the period from the date of this Agreement and continuing until the Closing Date, MVT Holding, MI Corp. and

MVT Corp. each agrees that except as required or otherwise expressly contemplated or expressly permitted by this Agreement, the Transaction Agreements or Section 5.1 of the MI Disclosure Schedule or the MVT Disclosure Schedule or to the extent that Investor shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned (other than with respect to Sections 5.1(b), (c), (d), (j) and (l) in which case such consent may be withheld, delayed or conditioned in Investor’s sole discretion):
     (a) Ordinary Course. The members of the MI Group (solely with respect to the MVT Business) and the members of the MVT Group shall carry on their respective businesses in the ordinary course, in substantially the same manner as heretofore conducted (and the members of the MI Group shall allow the MVT Group to carry on the MVT Business with a level of autonomy that is consistent with the MI Group’s past practice with respect to the MVT Business, subject to Applicable Laws), and shall use their reasonable best efforts to preserve intact their present business organizations, maintain their material rights, licenses and permits, keep available the services of their current officers and other key employees and preserve their relationships with customers, franchises and others having business dealings with them to the end that their ongoing businesses and goodwill shall not be materially impaired at the Closing Date.
     (b) Dividends; Changes in Share Capital. MVT Holding, MI Corp. and MVT Corp. shall not, and MI Corp. and MVT Corp. shall not permit any Subsidiary of MVT Holding or MVT Corp. to, nor shall MVT Holding, MVT Corp. or any Subsidiary of MVT Holding or MVT Corp. propose to, declare, set aside or pay any dividends on or make other distributions (whether in cash, stock or property or any combination thereof) in respect of any capital stock of MVT Holding, MVT Corp. or any Subsidiaries of MVT Holding or MVT Corp., except (i) for the MVT Distribution, the MVT Dividend, the Share Distribution and the MI Contribution, and (ii) for the declaration and payment of cash dividends or distributions by any wholly-owned Subsidiary of MVT Holding or MVT Corp. to MVT Holding or MVT Corp., as applicable, except for quarterly cash dividends from the MVT Group to the MI Group in an amount not to exceed $1,000,000 per quarter. Each of MVT Holding and MVT Corp. shall not, (A) split, combine or reclassify any of its capital stock, except for any such transaction by a wholly-owned Subsidiary of MVT Corp. or of MVT Holding which remains a wholly-owned Subsidiary after consummation of such transaction or (B) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable or exchangeable for, or any rights, warrants, calls or options to acquire, any shares of its capital stock.
     (c) Issuance of Securities. MVT Holding and MVT Corp. shall not, and MVT Holding and MVT Corp. shall not permit any of their respective Subsidiaries to, issue, deliver, sell, pledge, dispose of or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge, disposition or encumbrance of, (x) any shares of its capital stock of any class, (y) any MVT Voting Debt or MVT Holding Voting Debt or (z) any securities convertible into or exercisable or exchangeable for, or any rights, warrants, calls or options to acquire, any such shares or MVT Voting Debt or MVT

Holding Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than issuances, redemptions, deliveries and sales by a wholly owned Subsidiary of MVT Holding or MVT Corp. of capital stock of such Subsidiary to such Subsidiary’s parent or another wholly owned Subsidiary of MVT Holding or MVT Corp.
     (d) Governing Documents. Except to the extent specifically required to comply with its obligations hereunder or under the Transaction Agreements, MVT Holding and MVT Corp. shall not amend or propose to amend its articles of incorporation, by-laws or other governing documents. Except to the extent specifically required to comply with its obligations hereunder and under the Transactions Agreements, MI Corp. will not amend or propose to amend the articles of incorporation or by-laws of MI Corp. in any manner that would prevent or materially delay the consummation of the Transactions.
     (e) No Acquisitions. Each of MI Corp. (solely with respect to the MVT Business), MVT Holding and MVT Corp. shall not, and shall not permit any Subsidiary of MVT Corp. or MVT Holding to, in a single transaction or series of related transactions, acquire or agree to acquire by merger or consolidation, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case if such acquisition would prevent or materially delay obtaining any consents, approvals or expirations of waiting periods from any Governmental Entity required for the consummation of the Transactions contemplated by this Agreement or the Transaction Agreements or otherwise would materially impede, frustrate or delay the consummation of the Transactions.
     (f) No Dispositions. MVT Holding and MVT Corp. shall not, and shall not permit any of their Subsidiaries to, in a single transaction or a series of related transactions, sell (including sale-leaseback), lease, license or otherwise encumber or subject to any Lien or otherwise dispose of to any Person that is not a Subsidiary of MVT Corp., or agree to sell (or engage in a sale-leaseback), lease, license or otherwise encumber or subject to any Lien or otherwise dispose of to any Person that is not a Subsidiary of MVT Corp., any assets of MVT Corp. or any Subsidiary of MVT Holding or MVT Corp. (including capital stock of MVT Corp. and any MVT Subsidiary), other than (i) in the ordinary course consistent with past practice or (ii) sales (including sale-leasebacks), leases, licenses, encumbrances, Liens or other dispositions of assets with a fair market value of no more than $3,000,000 in the aggregate.
     (g) Capital Expenditures. Other than in connection with acquisitions permitted by Section 5.1(e), MVT Holding and MVT Corp. shall not, and shall not permit any of their respective Subsidiaries to, commit to any capital expenditures that would reasonably be expected to be incurred after the Closing Date or incur any obligations or liabilities in connection with any capital expenditures that would reasonably be expected to be incurred after the Closing Date, in each case other than (i) any capital expenditure involving commitments of less than $1,000,000 in the aggregate or (ii) any capital expenditure set forth in the capital expenditure plan in effect on the date hereof and attached hereto in Section 5.1 of the MVT Disclosure Schedule.
     (h) Settlement of Litigation. MVT Holding, MVT Corp. and MI Corp. shall not, and MVT Corp. shall not permit any other member of the MVT Group to, settle any litigation, investigation, arbitration, proceeding or other claim if (i) MVT Corp., MVT Holding or any of their Subsidiaries would be required to pay following the Closing Date in excess of $4,000,000 for any such settlement or $15 million in the aggregate for all such settlements or (ii) if such settlement would obligate MVT Holding, MVT Corp. or any other member of the MVT Group to take any action or restrict MVT Holding, MVT Corp. or any other member of the MVT Group from taking any action at or after the Closing Date that would be material to MVT Corp. and its Subsidiaries taken as a whole.
     (i) Compensation. MVT Corp. and its Subsidiaries, and MI Corp. and its Subsidiaries with respect to any MVT Employee, shall not (i) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, except (x) as required by Applicable Laws, or (y) in accordance with the existing terms of such awards or Contracts in existence on the date hereof, (ii) increase, or commit to increase, the amount of compensation or employee benefits of any current or former MVT Employee except for increases in compensation or employee benefits for individual MVT Employees (as opposed to increases applicable to MVT Employees generally) other than members of the Executive Committee of MVT in the ordinary course of business consistent with past practice, (iii) enter into any new, or amend any existing Contract with any MVT Employee or consultant of MVT Corp. or any other member of the MVT Group, regarding his or her employment, compensation or benefits (other than any such actions taken in the ordinary course of business consistent with past practice with respect to employees who are not members of the Executive Committee of MVT); provided, however, that nothing in this clause (iii) shall limit or prevent MVT Corp. from hiring or extending an offer to employment to any person to serve as the Chief Financial Officer of MVT Corp. or entering into any Contract in connection therewith regarding his or her employment, compensation or benefits; provided, further, that MVT Corp. shall consult with Investor prior to hiring such person and in entering into such Contract, or (iv) transfer any employees primarily providing services to the MVT Business to a member of the MI Group or transfer any employees primarily providing services to businesses of MI Corp. and its Affiliates other than the MVT Business to a member of the MVT Group.
     (j) Tax Matters. Except as required by Applicable Laws or as contemplated by this Agreement or the Tax Allocation Agreement, neither MVT Corp. nor any of its Subsidiaries shall (i) make, amend or change any material Tax election, (ii) make a request for a material Tax ruling (other than the Private Letter Ruling) or enter into a material closing agreement, (iii) settle or compromise any material Tax liability or material Tax claims, (iv) file any material amendments to any previously filed material Tax Returns or (v) surrender any right to claim any material amount of refund of any Taxes.

     (k) Accounting Methods. Except as disclosed in the MI Corp. Filed SEC Reports or the MVT Financial Statements, as required by a Governmental Entity or as required by changes in GAAP as concurred by MVT Corp.’s independent public accountants, MVT Corp. shall not make any material change to its methods of accounting in effect at December 31, 2006 (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable).
     (l) Related Party Agreements Indebtedness. Except in connection with the Transactions contemplated hereby, MVT Holding, MI Corp. and MVT Corp. shall not, and MI Corp. and MVT Corp. shall cause their respective Subsidiaries not to, enter into, waive any material rights under or amend in any material respect any material Contract between any member of the MVT Group, on the one hand, and any member of the MI Group, on the other hand, that, (x) pursuant to the Separation Agreement, will survive the Distribution Time; or (y) provides for indebtedness for borrowed money (including any amendment or waiver with respect to the MVT Notes); provided, however, that MVT Corp. and MI Corp. may amend the Continuing Business Agreements in the ordinary course of business. MVT Holding, MI Corp. and MVT Corp. shall not and shall cause their respective Subsidiaries to not (i) transfer any material assets that relate primarily to the MVT Business from any member of the MVT Group to any member of the MI Group or (ii) transfer any material liabilities (other than those liabilities that relate primarily to the MVT Business) from any member of the MI Group to any member of the MVT Group. MVT Holding and MVT Corp. shall not, and shall not permit any of their respective Subsidiaries to, incur any indebtedness for borrowed money, other than (A) trade payables incurred in the ordinary course of business, (B) draws on MVT Corp.’s revolving line of credit for settlement-type transactions, and (C) the Debt Financing.
     (m) No Related Actions. MVT Holding and MI Corp. (as to MVT Corp. and the MVT Subsidiaries and/or the MVT Business) will not, and MVT Corp. will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the actions specified in Sections 5.1(b) through 5.1(l).
     Section 5.2 Control of Other Party’s Business. Nothing contained in this Agreement shall give MI Corp. or MVT Corp., directly or indirectly, the right to control or direct Investor’s business prior to the Closing. Nothing contained in this Agreement shall give Investor, directly or indirectly, the right to control or direct the operations of the MVT Business prior to the Closing.
     Section 5.3 Transfer of Investor Interests. Between the date hereof and the Closing Date, Investor shall ensure that it remains wholly-owned by the Equity Fund, except that nothing herein shall prevent (i) interests in Investor from being assigned to or issued to any Successor Fund or (ii) a de minimis portion of the interests in Investor (no more than 1%) from being assigned to any Person or Persons; provided, that, such transfer would not be reasonably likely to prevent or impair or delay the consummation of the Transactions; provided, further, no such assignment shall relieve the Equity Fund of any of its obligations under the Limited Guarantee or the Equity Commitment Letter.

ARTICLE VI
ADDITIONAL AGREEMENTS
          Section 6.1 Preparation of Form S-4, Proxy Statement and Form 10; Shareholders Meeting.
          (a) As promptly as practicable following the date hereof, MI Corp. shall or shall cause MVT Holding to prepare a proxy statement to be mailed to MI Corp.’s shareholders in connection with the MI Shareholders Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”) and a registration statement on Form S-4 with respect to the shares of MVT Holding Common Stock to be issued in the MI Merger (the “Form S-4” and the prospectus of MVT Holding included in the Form S-4 the “MVT Holding Prospectus”), in each case in consultation with Investor, and shall or shall cause MVT Holding to file the Form S-4 and the Proxy Statement with the SEC. The Form S-4 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the SEC thereunder. MI Corp. shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after filing with the SEC and to have the Form S-4 declared effective by the SEC as promptly as practicable after filing with the SEC. MI Corp. shall use its reasonable best efforts to cause the Proxy Statement and the MVT Holding Prospectus to be mailed to MI Corp.’s shareholders as promptly as practicable after the Proxy Statement is cleared by the SEC and the Form S-4 is declared effective by the SEC. MI Corp. shall, as promptly as practicable after receipt thereof, provide to Investor copies of, consult with Investor and prepare written responses with respect to, any written comments received from the SEC with respect to the Form S-4 and the Proxy Statement and advise Investor of any oral comments with respect to the Form S-4 and the Proxy Statement received from the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement to the Form S-4 or the Proxy Statement shall be made, and no correspondence filed with the SEC with respect thereto, without the approval of Investor, which approval shall not be unreasonably withheld, conditioned or delayed. MI Corp. will advise Investor, promptly after it receives notice thereof, of the time when the Proxy Statement has been cleared and the Form S-4 has been declared effective by the SEC, the issuance of any stop order with respect to the Proxy Statement or MVT Holding Prospectus or any request by the SEC for amendment of the Form S-4 or the Proxy Statement. If at any time prior to the Closing Date any information relating to Investor, MI Corp. or MVT Corp., or any of their respective Affiliates, officers or directors, should be discovered by Investor, MI Corp. or MVT Corp. which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by Applicable Laws, an appropriate amendment or supplement describing such information shall be promptly filed by MI Corp. with the SEC and disseminated to the shareholders of MI Corp. Investor shall cooperate with MI Corp. in the preparation of the Proxy Statement, the Form 10 and the Form S-4 or any amendment or supplement thereto. MI Corp. shall prepare and shall cause New MI Corp. to file with the SEC as promptly as practicable after the date hereof the Form 10 and MI Corp. shall use its reasonable best efforts to cause the Form 10 to be declared effective and mailed to its shareholders as promptly as practicable.
          (b) MI Corp. shall duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable after the date of this Agreement (including any adjournment or postponements thereof, the “MI Shareholders Meeting”) for the purpose of obtaining the MI Transaction Approval by a majority of the outstanding shares of MI Common Stock (the “MI Vote”). Unless the Board of Directors of MI Corp. shall have made a Change in the MI Recommendation pursuant to Section 6.5, MI Corp. shall use reasonable best efforts to solicit the MI Transaction Approval by the MI Vote and the Board of Directors of MI Corp. shall declare that this Agreement and the Transactions (including the Share Issuance and the MI Merger) are advisable and in the best interests of MI Corp. and its shareholders and recommend to the shareholders of MI Corp. approval of this Agreement and the Transactions (including the Share Issuance and the MI Merger) by the shareholders of MI Corp. (the “MI Recommendation”). Notwithstanding anything herein to the contrary, if a Change in the MI Recommendation is made and within fifteen Business Days after Investor receives any written notice from MI Corp. of such Change in the MI Recommendation pursuant to Section 6.5(d)(ii) or (iii), Investor delivers a written notice (a “Force the MI Vote Notice”) to MI Corp. that Investor desires that this Agreement and the Transactions (including the Share Issuance and the MI Merger) be submitted to the shareholders of MI, then this Agreement and the Transactions (including the Share Issuance and the MI Merger) shall be submitted to the shareholders of MI at the MI Shareholders Meeting for the purpose of obtaining the MI Transaction Approval and nothing contained herein shall be deemed to relieve MI of such obligation, unless this Agreement has previously been terminated pursuant to Sections 8.1(e) or 8.1(h).
          (c) Subject to the terms and conditions of this Agreement, MI Corp., MVT Holding and MVT Corp. shall take or cause to be taken all actions necessary to obtain the Additional Required Approvals.
          Section 6.2 Governance Matters.
          (a) MVT Holding and MI Corp. shall take all actions necessary to cause the Board of Directors of MVT Holding, effective at the Share Distribution Time and thereafter until changed in accordance with the organizational documents of MVT Holding, Applicable Laws and the Shareholders Agreement, to consist of eleven directors, consisting of (subject to Section 6.4(c)) (i) three directors designated by Investor, (ii) two directors who shall be officers of MVT Corp., one of whom shall be the President and Chief Executive Officer and one of whom shall be the Senior Vice President and Chief Operating Officer, (iii) one director who shall be designated by MI Corp. and shall initially be Dennis J. Kuester and (iv) five additional directors selected by MI Corp. after consulting with the President and Chief Executive Officer of MVT Corp. and with the consent of Investor (which shall not be unreasonably withheld or delayed), each of whom shall qualify as Independent Directors and one of whom shall be a director of MI Corp.; provided, however, that if any of the individuals described in clauses (i) through (iv) are unable to begin serving as a director of MVT Holding at the Share Distribution Time, the MVT Holding Board of Directors shall not include such individual until he or she is able to serve as a director; provided, that he or she shall have agreed to begin to serve within a reasonable period of time thereafter; then such directors shall be Independent Directors selected pursuant to the foregoing clause (iv) in a manner which addresses the reason that the designee was originally prevented from being designated; provided, further, that if Investor or MI Corp. is prevented by Applicable Law or regulatory process from designating any of its designees pursuant to the foregoing clause (i), (iii) or (iv) (in the case of an MI Corp. director), as applicable, or if such designation would result in MVT Holding being an affiliate of MI Corp. for purposes of Sections 23A or 23B of the Federal Reserve Act, then such directors shall be Independent Directors designated pursuant to the foregoing clause (iv) in a manner which addresses the reason that the designee was originally prevented from being designated for prevention or prohibition. The term “Independent Director” means an individual who, as a member of the Board of Directors of MVT Holding following the Closing Date, would be independent of MVT Holding under the applicable rules of the NYSE or such other national securities exchange designated by MVT Holding and Investor pursuant to Section 6.15. The MVT Holding Board of Directors will have committees as contemplated by the Shareholders Agreement. The Chairman of the Board of MVT Holding shall be Dennis J. Kuester for a period of one year from the date hereof. If Dennis J. Kuester is unable to serve during such one-year period, and after such one-year period Frank Martire, shall, subject to the approval of the Board of Directors of MVT Holding, succeed Dennis J. Kuester as Chairman of the Board of MVT Holding. Until the Board of Directors of MVT Holding shall determine otherwise, the regular meetings of the Board of Directors shall be on the third Thursday of each February, April, June, August, October and December.
          (b) The President and Chief Executive of MVT Corp. immediately prior to the Closing Date shall be the President and Chief Executive Officer of MVT Holding at the Share Distribution Time and thereafter until duly changed in accordance with the organizational documents of MVT Holding and Applicable Law.
          Section 6.3 Access to Information. Upon reasonable notice, each of MI Corp. and MVT Corp. shall (and shall cause its Subsidiaries to), during the period prior to the earlier of the Closing Date or the date this Agreement is terminated, afford to Investor and to its respective officers, employees, accountants, counsel, financial advisors and other authorized representatives, reasonable access during normal business hours, to all the books, records, Contracts, properties, plants and personnel of the MVT Business and, during such period, MI Corp. or MVT Corp. shall (and shall cause its Subsidiaries to) furnish promptly to Investor (a) notice of each material report, schedule, registration statement and other document filed, published, announced or received by MVT Corp. during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which MI Corp. or MVT Corp. is not permitted to disclose under Applicable Laws) and (b) all information concerning MVT Corp. and its business, properties and personnel as Investor may reasonably request; provided, however, that MI Corp. or MVT Corp. may restrict the foregoing access to the extent that (i) any Applicable Laws or Contracts requires MI Corp., MVT Corp. or their Subsidiaries to restrict or prohibit access to any such properties or information, (ii) disclosure of such information would violate confidentiality obligations to a third Person, (iii) disclosure of such information would be reasonably likely to result in significant competitive harm to MI Corp. or MVT Corp. if the Transactions were not consummated or (iv) in the case of MVT Corp. and its Subsidiaries the information is not related to the MVT Business. Investor will hold any such information obtained pursuant to this Section 6.3 in confidence in accordance with, and will otherwise be subject to, the provisions of the Confidentiality Agreement dated January 29, 2007 between MI Corp. and Warburg Pincus LLC (as it may be amended or supplemented, the “Confidentiality Agreement”). The Confidentiality Agreement shall survive any termination of this Agreement. Any investigation by Investor shall not affect the representations and warranties contained herein or the conditions to the respective obligations of the parties to consummate the Transactions.
          Section 6.4 Reasonable Best Efforts.
          (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Transactions as soon as reasonably practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, waivers and Tax ruling requests and to obtain as promptly as practicable all Investor Necessary Consents, MI Necessary Consents, MVT Necessary Consents and MVT Holding Necessary Consents and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions (collectively, the “Required Approvals”) and (ii) taking all reasonable steps as may be necessary to obtain all Required Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable after the date hereof, and (B) all other necessary filings with other Governmental Entities relating to the Transactions as promptly as reasonably practicable, and, in each case, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to such Applicable Laws or by such authorities and to use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the Required Approvals under such other Applicable Laws or from such authorities as soon as reasonably practicable.
          (b) Investor, on the one hand, and MI Corp., MVT Corp. and MVT Holding, on the other hand, shall, in connection with the efforts referenced in Section 6.4(a) to obtain all Required Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (“FTC”), the Board of Governors of the Federal Reserve System (the “FRB”), or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC, the FRB or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC, the FRB or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.
          (c) In furtherance and not in limitation of the covenants of the parties contained in Section 6.4(a) and Section 6.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) to prohibit or make illegal the Transactions, or if executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make any of the Transactions illegal or would otherwise prohibit or materially impair or delay the consummation of any of the Transactions, each of MI Corp., MVT Corp., MVT Holding and Investor shall cooperate in all respects with each other and use its respective reasonable best efforts, to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of any of the Transactions and to have such executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the Transactions. Without limiting the generality of the foregoing, each of Investor, MI Corp., MVT Corp., and MVT Holding will agree to any restrictions or modifications, or take any action or enter into any settlement or other agreement or binding arrangement to sell, hold, separate or otherwise dispose of any assets, including the capital stock of any Subsidiary, suggested or requested by any Governmental Entity in order to facilitate the receipt of any Required Approval (including modifications to the Shareholders Agreement, the Administrative Services Agreement, or the Continuing Business Agreements), so long as such restrictions, modifications, sales, disposals or other actions would not, individually or in the aggregate, (i) reasonably be expected to have a Material Adverse Effect on MVT Corp. or MVT Holding, (ii) reasonably be expected to have a material adverse effect on MI Corp., (iii) materially detract from the expected financial benefits from the Transaction to the MI Group or (iv) in the case of Investor, result in (A) an increase in the Purchase Price or a decrease in the percentage of fully diluted shares of MVT Holding Common Stock represented by the Investor Share Number or (B) Investor or any Affiliate of Investor (other than members of the MVT Group) becoming subject to bank regulation or supervision (including being required to register as a bank holding company), other than any bank regulation that Investor or such Affiliates are, or become subject to, for reasons unrelated to the Transactions; it being understood that no modification to the provisions of Section 6.2 hereof or Sections 1.1 or 1.2 of the Shareholders Agreement shall be considered to have any of the effects referred to in the foregoing clauses (i) through (iv).
          (d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4 shall (i) limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(c) so long as such party has complied with its obligations under this Section 6.4, (ii) limit MI Corp.’s right to make a Change in the MI Recommendation in accordance with Section 6.5, or (iii) limit MI Corp.’s ability to enter into any MI Acquisition Agreement so long as MI Corp. has previously terminated this Agreement pursuant to Section 8.1(h) and paid Investor the Termination Fee in accordance with the terms of Section 8.2(c).
          (e) Except as set forth in Section 6.4(c) after giving effect to the limitations set forth therein, nothing in this Section 6.4 shall require any of Investor, MI Corp. or MVT Corp., MVT Holding or any of their respective Subsidiaries to take any action or enter into any settlement or other agreement or binding arrangement that requires such Person to sell, hold separate or otherwise dispose of any businesses, product lines or assets of MI Corp., MVT Corp., MVT Holding Investor or any of their Subsidiaries including the capital stock of any such Subsidiary. This Section 6.4 shall not be deemed to address the obligations of the parties with respect to the Private Letter Ruling, which are addressed in Section 6.10, the Debt Financing, which are addressed in Section 6.13 or, with respect to the obligations of MI Corp. and its Subsidiaries, the Surplus and Solvency Opinions, which are addressed in Section 6.17.
          Section 6.5 MI Acquisition Proposal; Change in Recommendation.
          (a) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article VIII, MI Corp. agrees that neither it, any of its Subsidiaries nor any of the executive officers or directors of MI Corp. or of MVT Corp. shall, and MI Corp. shall not authorize any of its or its Subsidiaries respective officers, directors, employees, agents or representatives to (and shall instruct J.P. Morgan Securities Inc., in its capacity as MI Corp.’s investment banker, not to), directly or indirectly, (A) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) the making of any inquiry, offer or proposal which constitutes or that would reasonably be expected to lead to, any MI Acquisition Proposal or MVT Acquisition Proposal, (B) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, or other agreement providing for any MI Acquisition Proposal (each, an “MI Acquisition Agreement”) or any MVT Acquisition Proposal or (C) participate in any discussions or negotiations regarding any MI Acquisition Proposal or any MVT Acquisition Proposal; provided, however, that if, without any breach of the terms of this Section 6.5(a), MI Corp. receives an unsolicited bona fide written MI Acquisition Proposal or MVT Acquisition Proposal from any Person, MI Corp. may (x) furnish information (including non-public information) with respect to MI Corp. and its Subsidiaries, including MVT Corp., to any such Person pursuant to a confidentiality agreement, which in the case of an MVT Acquisition Proposal, shall contain terms no less restrictive on such Person than those in the Confidentiality Agreement are to

Investor and (y) participate in negotiations with such Person regarding such MI Acquisition Proposal or MVT Acquisition Proposal, if, (1) in each case, in the good faith judgment of the Board of Directors of MI Corp. after consultation with its outside legal counsel, failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of MI Corp. to its shareholders under Applicable Laws and (2) in the case of an MVT Acquisition Proposal only, in the good faith judgment of the Board of Directors of MI Corp., after consultation with its outside legal counsel and financial advisor(s), such MVT Acquisition Proposal is or is reasonably likely to lead to a Superior MVT Acquisition Proposal. MI Corp. shall (i) promptly (and in any case within 48 hours) notify Investor if MI Corp. has received any MVT Acquisition Proposal and (ii) keep Investor reasonably informed on a prompt basis as to any material developments regarding any such MVT Acquisition Proposal. Such notification shall include, to the extent then known, the identity of the parties and a copy of any MVT Acquisition Proposal and the material documents submitted therewith and, if conveyed orally, a description of the material terms thereof. Notwithstanding anything to the contrary herein, MI Corp. shall not be deemed to have failed to comply with the provisions of this Section 6.5 solely because of a failure to comply with the preceding two sentences of this Section 6.5(a), so long as it shall have materially complied with those two sentences. Notwithstanding anything contained herein to the contrary, nothing herein shall prohibit MI Corp. from, following receipt of an MI Acquisition Proposal or an MVT Acquisition Proposal, contacting the Person making such MI Acquisition Proposal or MVT Acquisition Proposal and its advisors solely for the purpose of clarifying the proposal and the material terms thereof and the conditions to consummation; provided, however, that nothing in this sentence shall relieve MI Corp. of its obligations to notify Investor and keep Investor reasonably informed of any such MVT Acquisition Proposal and any material developments with respect thereto.
          (b) For purposes of this Agreement, (i) “MI Acquisition Proposal” means any inquiry, proposal or offer (other than an MVT Acquisition Proposal) from any Person with respect to (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving MI Corp. or any of its Subsidiaries that, if consummated, would result in any Person (or the shareholders of such Person in the aggregate) beneficially owning securities representing 25% or more of the total voting power of MI Corp. then outstanding, (B) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of 25% or more of the consolidated assets (including stock of MI Corp.’s Subsidiaries) of MI Corp. and its Subsidiaries, taken as a whole, or (C) any direct or indirect purchase or sale of, or tender or exchange offer for, or similar transaction with respect to, the equity securities of MI Corp. that, if consummated, would result in any Person (or the shareholders of such Person in the aggregate) beneficially owning securities representing 25% or more of the total voting power of MI Corp. (or of the surviving parent entity in such transaction) then outstanding, including in the case of each of clauses (A) through (C), any single or multi-step transaction or series of related transactions (other than an inquiry, proposal or offer made by Investor or any Affiliate thereof); provided, however, that no such inquiry, proposal or offer shall be considered to be an MI Acquisition Proposal if it relates to a transaction that the Board of Directors of MI Corp. reasonably determines in good faith, after consultation with its outside legal counsel, is not reasonably likely to prevent or materially impair, modify or delay the consummation of the Transactions, (ii) “MVT Acquisition Proposal” means any inquiry, proposal or offer from any Person solely with respect to (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction solely involving MVT Corp. or any of its Subsidiaries that, if consummated, would result in any Person (or the shareholders of such Person in the aggregate) beneficially owning securities representing 25% or more of the total voting power of MVT Corp. then outstanding, (B) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of 25% or more of the consolidated assets (including stock of MVT Corp.’s Subsidiaries) of MVT Corp. and its Subsidiaries, taken as a whole, or (C) any direct or indirect purchase or sale of, or similar transaction with respect to, the equity securities of MVT Corp. that, if consummated, would result in any Person (or the shareholders of such Person in the aggregate) beneficially owning securities representing 25% or more of the total voting power of MVT Corp. (or of the surviving parent entity in such transaction) then outstanding, including in the case of each of clauses (A) through (C), any single or multi-step transaction or series of related transactions (other than an inquiry, proposal or offer made by Investor or any Affiliate thereof), and (iii) “Superior MVT Acquisition Proposal” means any unsolicited bona fide written MVT Acquisition Proposal on terms that, in the good faith judgment of the Board of Directors of MI Corp. after consultation with its outside legal counsel and financial advisor(s) and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof, is (A) reasonably capable of being consummated and (B) superior from a financial point of view to the shareholders of MI Corp. to the Transactions contemplated by this Agreement (as may be modified by any revised proposals contemplated by Section 6.5(d)(i)(C)).
          (c) Neither the Board of Directors of MI Corp. nor any committee thereof shall (A) withdraw, modify, qualify or amend the MI Recommendation in any manner adverse to Investor, (B) fail to publicly reaffirm the MI Recommendation within five Business Days after receiving a written request to do so from Investor in response to any public statement or disclosure by MI Corp. or any of its Affiliates that could reasonably be interpreted to have any of the effects set forth in clause (A) or (C) of this sentence, if such request is made by Investor within five Business Days after such public statement or disclosure, (C) approve, recommend, agree to or accept, any MI Acquisition Proposal or (D) approve, recommend, agree to or accept, any MVT Acquisition Proposal (each of the actions in clauses (A) through (D), a “Change in Recommendation”); provided, however, that at any time prior to the receipt of the MI Transaction Approval (or in the case of clause (C) above, at any time subject to compliance with the next proviso of this Section 6.5(c)), the Board of Directors of MI Corp. may make a Change in the MI Recommendation if (x) MI Corp. has complied with this Section 6.5, (y) in the good faith judgment of the Board of Directors of MI Corp., after consultation with the outside legal counsel of MI Corp., the failure to make such Change in the MI Recommendation would be inconsistent with the fiduciary duties of the Board of Directors of MI Corp. to its shareholders under Applicable Laws and (z) in the case of a Change in the MI Recommendation in response to an MVT Acquisition Proposal, the Board of Directors of MI Corp., after consultation with its outside legal counsel and financial advisors, has also determined in its good faith judgment that such MVT Acquisition Proposal is a Superior MVT Acquisition Proposal; provided, further, that at any time, the Board of Directors of MI Corp. may take any of the actions described in clause (C) with respect to any MI Acquisition Proposal if (1) MI Corp. has complied with this Section 6.5, (2) in the good faith judgment of the Board of Directors of MI Corp., after consulting with its outside legal counsel, the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of MI Corp. to its shareholders under Applicable Laws and (3) prior to or concurrently with authorizing or permitting MI Corp. or any of its Subsidiaries to enter into any MI Acquisition Agreement, MI Corp. has terminated this Agreement pursuant to Section 8.1(h) and has paid the Termination Fee pursuant to Section 8.2(c).
          (d) Notices.
               (i) The Board of Directors of MI Corp. shall not make any Change in the MI Recommendation in response to an MVT Acquisition Proposal unless (A) MI Corp. and its Subsidiaries shall not have breached this Section 6.5; (B) MI Corp. shall have provided prior written notice to Investor, at least five Business Days in advance, of its intention to take such action, which notice shall specify the material terms and conditions of such MVT Acquisition Proposal (including the identity of the Person making such proposal) and shall enclose a copy of the current version of the proposed transaction agreement, if any, with the Person making such proposal; and (C) prior to effecting such Change in the MI Recommendation, MI Corp. shall, and shall cause its financial and legal advisors to, during such five Business Day period, negotiate in good faith with Investor (to the extent Investor desires to negotiate) to make such adjustments to the terms and conditions of this Agreement as may be proposed by Investor; provided, that in the event of any material revision to any such MVT Acquisition Proposal, MI Corp. shall be required to deliver a new written notice to Investor and to again comply with the requirements of clause (B) with respect to such new written notice (except that the notice period shall be two Business Days instead of five Business Days).
               (ii) In any case, and in addition to the notice requirements of Section 6.5(d)(i), if applicable, MI Corp. shall notify Investor in writing that a Change in the MI Recommendation has occurred no later than twenty four hours after a Change in the MI Recommendation has occurred (a “Change in Recommendation Notice”), which Change in Recommendation Notice shall set forth the principal reasons for the Change in the MI Recommendation. No later than fifteen Business Days after Investor receives such written notice, Investor shall provide the Force the MI Vote Notice to MI Corp. in accordance with Section 6.1(b) if it desires that the Transactions (including the Share Issuance and the MI Merger) be submitted to the shareholders of MI Corp. For the avoidance of doubt, the failure to provide such verbal and/or written notice shall in no way affect Investor’s right to terminate this Agreement pursuant to Section 8.1(e).
               (iii) If, at any time after MI Corp. has provided a Change in Recommendation Notice pursuant to Section 6.5(d)(ii) and this Agreement has not been terminated pursuant to Article VIII, the Board of Directors of MI Corp. shall make a further change in its recommendation to the shareholders of MI Corp. as to approval of this Agreement and the Transactions by the shareholders of MI Corp. based on subsequent material developments, then (A) MI Corp. shall deliver a new Change in Recommendation Notice to Investor in accordance with Section 6.5(d)(ii), (B) any prior Force the MI Vote Notice shall be of no further force or effect (other than that MI Corp. shall have no right to terminate this Agreement pursuant to Section 8.1(h) until the fifteen Business Day period referred to in clause (C) of this sentence has elapsed), and (C) Investor shall have a new fifteen Business Day period from the time of delivery of the notice pursuant to clause (A) in which to provide a Force the MI Vote Notice to MI Corp. in accordance with Sections 6.1(b) and 6.5(d)(ii).
               (iv) For the avoidance of doubt, no notice shall be required to be made pursuant to this Section 6.5(d) at any time after this Agreement has been terminated pursuant to Section 8.1(h).
          (e) Nothing contained in this Section 6.5 shall prohibit MI Corp. from complying with Rules 14d-9 or 14e-2 promulgated under the Exchange Act with respect to an MI Acquisition Proposal or from making any disclosure to the shareholders of MI Corp. with respect to an MI Acquisition Proposal or an MVT Acquisition Proposal, if, in the good faith judgment of the Board of Directors of MI Corp., after consultation with outside legal counsel, failure to make such disclosure would be inconsistent with the fiduciary duties of the Board of Directors of MI Corp. to its shareholders under Applicable Laws; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including clause (B) of Section 6.5(c).
          Section 6.6 Fees and Expenses. Without in any way limiting Sections 8.2(b) and 8.2(c), if the Closing does not occur, (i) all Expenses incurred by Investor shall be paid by Investor and (ii) all Expenses incurred by the MI Group or the MVT Group shall be paid by MI Corp. or MVT Corp., as the case may be. If the Closing occurs, all Expenses incurred by Investor on or prior to the Closing Date shall be paid by MVT Holding or MVT Corp. within three Business Days of the Closing Date by wire transfer of immediately available funds to an account specified in writing by Investor (and no MI Group member shall have any obligation with respect thereto), all Expenses incurred by MVT Group shall be paid by MVT Corp. and all Expenses incurred by the MI Group shall be paid by MI Corp. All Expenses of any party incurred after the Closing Date shall be paid by such party. As used in this Agreement, “Expenses” means all out-of-pocket expenses (including applicable filing and registration fees and all fees and expenses of counsel, accountants, investment bankers, printers, experts and consultants to a party hereto and its Affiliates) incurred by a party hereto or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Transaction Agreements and the Transactions and the transactions contemplated under the Transaction Agreements, including the preparation, printing, filing and mailing of the Form S-4, the Form 10 and the Proxy Statement and all other matters related to the Transactions. All fees or expenses charged by Persons providing the Debt Financing to MVT Holding, MVT Corp. and their respective Subsidiaries, any interest expenses of the Debt Financing and any reasonable and documented out-of-pocket expenses of MI Corp., MVT Corp., MVT Holding or any of their respective Subsidiaries and, if the Closing occurs, Investor or the Equity Fund (including applicable filing and registration fees and all fees and expenses of counsel, accountants, investment bankers, printers, experts and consultants to a party hereto and its Affiliates), incurred in connection with the Debt Financing shall be borne by MVT Corp. or MVT Holding).
          Section 6.7 Public Announcements. The parties shall each use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (a) to ensure that all press releases and other public statements with respect to the Transactions shall be consistent with such joint communications plan and (b) unless otherwise required by Applicable Laws or by obligations pursuant to any listing agreement with or rules of any securities exchange or automated quotation system, to consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement with respect to this Agreement or the Transactions.
          Section 6.8 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the Transactions, each of MI Corp., Merger Sub, MVT Corp. or MVT Holding and their respective Boards of Directors shall use its reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.
          Section 6.9 Advice of Changes. Each of Investor, MI Corp., MVT Corp. and MVT Holding shall as promptly as reasonably practicable after becoming aware thereof advise the others of any change or event (a) having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MVT Corp., or (b) which has resulted, or which, insofar as can reasonably be foreseen, would result, in any of the conditions set forth in Article VII not being satisfied; provided, however, that no such notification shall alter or affect in any manner the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
          Section 6.10 Private Letter Ruling; Tax-Free Reorganization Treatment; Pre-Distribution Tax Returns.
          (a) MI Corp. shall use its reasonable best efforts to obtain the Private Letter Ruling as soon as practicable after the date hereof. MI Corp. shall (i) use its reasonable best efforts to allow Investor to participate in all meetings and material telephone calls with the IRS with respect to the Private Letter Ruling, (ii) use its reasonable best efforts to allow Investor a reasonable period of time (consistent with IRS requests as to timing) to review and comment on any material written submissions related to the Private Letter Ruling and incorporate any reasonable comments provided by Investor with respect thereto, (iii) provide to Investor a copy of any written submission to the IRS or any written material received from the IRS with respect to the Private Letter Ruling, and (iv) keep Investor fully informed of the status of IRS review and any material issue that arises during the course of such review and consult with Investor concerning such status and any such issue. MI Corp. and Investor agree that each will consider in good faith any reasonable modifications to the structure of the Transactions, such as adding new steps or altering the timing of steps set forth in the recitals and Section 3.1 of this Agreement that will facilitate the receipt of the Private

Letter Rulings, so long as none of the Parties is materially prejudiced thereby and the anticipated Tax consequences of the Transactions set forth in the recitals are not affected.
          (b) Neither MI Corp. nor any of its Subsidiaries shall take or cause to be taken any action, on or before the Closing Date, that (i) would result in any failure to obtain the Private Letter Ruling or (ii) could be reasonably expected to prevent the MI Merger and the MI Conversion from qualifying as a reorganization under Section 368(a) of the Code or the MI Contribution and the Share Distribution from qualifying as a reorganization under Section 368(a)(1)(D) of the Code and a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code. Investor will not, and will cause each Investor Tax Affiliate not to, (x) acquire any shares of MI Common Stock prior to the Closing Date or (y) acquire any shares of capital stock of MVT Holding or any of its Subsidiaries until the second anniversary of the Closing, other than the Shares and shares acquired in a transaction that complies with Section 4.02 of the Tax Allocation Agreement. For the avoidance of doubt, no member of the MI Group or the MVT Holding Group shall be considered an Affiliate of Investor for purposes of the preceding sentence.
          (c) From the date hereof to the Share Distribution Time, MI Corp. shall timely file or cause to be timely filed all Tax Returns with respect to the MVT Group on a basis consistent with past practice (unless there has been a change in Applicable Laws).
          (d) To the extent MVT Corp. or MVT Holding pays any of the Expenses as contemplated by the proviso in the first sentence of Section 6.6 hereof, such payment shall be treated as an adjustment to the Purchase Price for U.S. federal income tax purposes.
          Section 6.11 Obligations under Separation Agreement. Each of MI Corp., MVT Corp. and MVT Holding will prior to the Closing Date (a) perform its respective obligations and covenants under the Separation Agreement in accordance with the terms of the Separation Agreement and (b) enforce and preserve its respective rights under the Separation Agreement to the full extent permitted under the Separation Agreement.
          Section 6.12 Employee Benefits Matters. MVT Holding shall provide employees of MVT Corp. and its Subsidiaries with benefits as set forth in the Employee Matters Agreement pursuant to and in accordance with the terms thereof.
          Section 6.13 Debt Financing.
          (a) MI Corp. and MVT Holding have received an executed commitment letter dated the date hereof pursuant to which J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc. have each agreed to provide debt financing in the amount of $1,750,000,000 (one billion seven hundred fifty million dollars) (the “Debt Financing”) to MVT Holding and/or one or more of its Subsidiaries (the “Debt Commitment Letter”). MI Corp., MVT Corp., MVT Holdings and Investor each agrees to use its reasonable best efforts to provide, and to cause its respective Subsidiaries and its and their respective officers, employees, independent auditors, counsel and other representatives to provide, all timely cooperation reasonably required in connection with the arrangement of the Debt Financing provided for in the Debt Commitment Letter; provided, however, that no member of the MI Group or any of their respective officers or employees shall be required to execute any document in connection with the Debt Financing and none of MVT Corp., MVT Holding or any of their respective Subsidiaries or any of their respective officers or employees shall be required to or execute any document in connection with this Section 6.13 which document would be effective at any time before the time that will be immediately prior to the Share Distribution Time unless an earlier time would be necessary in order to effect the Debt Financing in which case the applicable document shall be effective at such earlier time and such document shall expressly provide that if the Share Distribution does not occur, such document and each of its provisions shall be of no force or effect ab initio.
          (b) MVT Corp., MVT Holding and MI Corp. shall use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to enforce the provisions of the Debt Commitment Letter.
          (c) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Investor may arrange to obtain alternative financing from alternative sources following the occurrence of such event, in an amount sufficient (when taken together with the aggregate proceeds contemplated by the Equity Commitment Letter and the portion, if any, of the Debt Financing that remains available under the Debt Commitment Letter on the terms and conditions contemplated therein) to consummate the Transactions (the “Alternative Debt Financing”), and Investor, MI Corp. and its Subsidiaries (including MVT Corp.) shall use their respective reasonable best efforts to provide all timely cooperation reasonably required in connection with the arrangement of the Alternative Debt Financing in accordance with the provisions of Section 6.13(a), mutatis mutandis; provided, however, that any such Alternative Debt Financing shall be on terms and subject to conditions reasonably acceptable to MVT Corp.
          Section 6.14 Shareholders Agreement; Stock Purchase Right Agreement; Continuing Business Agreements.
          (a) MVT Holding and Investor shall take all necessary action to, immediately prior to the Closing, execute and deliver the shareholders agreement in the form of Exhibit E (the “Shareholders Agreement”).
          (b) MVT Holding and Investor shall take all necessary action to, immediately prior to the Closing, execute and deliver the Stock Purchase Right Agreement in the form of Exhibit H.
          (c) MI Corp., MVT Holding and MVT Corp., shall take all necessary action to cause any Continuing Business Agreements that have not been executed as of the date hereof to be executed and delivered prior to the Closing Date.

          Section 6.15 Listing. Each of MI Corp. and MVT Holding shall use its reasonable best efforts to cause (a) the shares of MVT Holding Common Stock to be issued in the MI Merger and the shares of MVT Holding Common Stock to be reserved for issuance upon exercise of MVT Options and (b) the shares of New MI Corp. Common Stock to be distributed in the Share Distribution and the shares of New MI Corp. Common Stock to be reserved for issuance upon the exercise of New MI Corp. Options, to be approved for listing on the NYSE or on such other national securities exchange as MVT Holding and Investor may mutually agree, subject to official notice of issuance, prior to the Closing Date.
          Section 6.16 Investor Activity. During the period from the date of this Agreement through the Closing Date, Investor shall not engage in any activity of any nature except as provided in or contemplated by this Agreement.
          Section 6.17 Valuation Firm. MI Corp. has engaged American Appraisal Associates to act as a valuation or appraisal firm in connection with the Transactions (American Appraisal Associates or any valuation or appraisal firm engaged by MI Corp. in replacement of American Appraisal Associates with the consent of Investor (which shall not be unreasonably withheld or delayed), the “Valuation Firm”) MI Corp. shall use its reasonable best efforts to obtain from the Valuation Firm an opinion addressed to the Board of Directors of MI Corp., MVT Corp. and MVT Holding dated as specified by MI Corp. after the date hereof and on or prior to the Closing Date to the effect that (a) with respect to the MVT Distribution (i) MI LLC will be able to pay its debts as they mature or become due (ii) the fair value of MI LLC’s total assets will not be less than the sum of its total liabilities, (iii) MI LLC’s assets will not be unreasonably small in relation to its business or the MVT Distribution and (iv) MI LLC will have property remaining that does not constitute unreasonably small capital; (b) with respect to the MI LLC Contribution and the MI Cash Contribution (i) MVT Holding will be able to pay its debts as they mature or become due (ii) the fair value of MVT Holding‘s total assets will not be less than the sum of its total liabilities, (iii) MVT Holding’s assets will not be unreasonably small in relation to its business or the MI LLC Contribution and the MI Cash Contribution and (iv) MVT Holding will have property remaining that does not constitute unreasonably small capital; (c) with respect to the MVT Dividend (i) MVT Corp. will be able to pay its debts as they mature or become due (ii) the fair value of MVT Corp.’s total assets will not be less than the sum of its total liabilities, (iii) MVT Corp.’s assets will not be unreasonably small in relation to its business or the MVT Dividend and (iv) MVT Corp. will have property remaining that does not constitute unreasonably small capital; (d) with respect to the Share Distribution (i) MVT Holding will be able to pay its debts as they mature or become due (ii) the fair value of MVT Holding’s total assets will not be less than the sum of its total liabilities, (iii) MVT Holding’s assets will not be unreasonably small in relation to its business or the Share Distribution and (iv) MVT Holding will have property remaining that does not constitute unreasonably small capital; and (e) with respect to consummation of the Closing Transactions, each of MVT Holding, MVT Corp., New MI Corp. and MI LLC will (i) be able to pay each of their respective debts as they mature or become due (ii) the fair value and present fair saleable value of each of their respective assets will not be less than the sum of each of their respective aggregate liabilities; (iii) each of their respective assets will not be unreasonably small in relation to each of their respective businesses and (iv) each will have property remaining that does not constitute unreasonably small capital (the opinions in clauses (a), (b), (c), (d) and (e) collectively, the “Surplus and Solvency Opinions”). For the avoidance of doubt, MI Corp. and its Subsidiaries shall have no obligation to make any capital contribution or loan to any member of the MVT Group or take any other action not expressly required by this Agreement in connection with this Section 6.17.
          Section 6.18 Merger Sub Activity. During the period from the date of this Agreement through the Closing Date, neither Merger Sub nor MVT Holding shall engage in any activity of any nature except as provided in or contemplated by this Agreement.
          Section 6.19 Sole Shareholder Approval. Promptly (and in any event no later than 48 hours) after the execution of this Agreement, MVT Holding, as the sole shareholder of Merger Sub, shall vote to adopt this Agreement in accordance with the WBCL.
          Section 6.20 Affiliates. Not less than 30 days prior to the Closing Date, MI Corp. shall deliver to Investor and MVT Holding a letter identifying all Persons who, in the judgment of MI Corp., may be deemed at the Closing Date, “affiliates” of MVT Holding for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date of delivery thereof. MI Corp. shall use its reasonable best efforts to cause each person identified on such list to deliver to MVT Holding not less than 15 days prior to the Closing Date, a written agreement mutually agreeable to Investor and MI Corp.
          Section 6.21 Non-Competition; Non-Solicitation.
          (a) Non-Competition.
               (i) MI Corp. agrees that for a period of 36 months following the Closing Date New MI Corp. shall not and shall cause its Subsidiaries not to engage, within the United States, in competition with members of MVT Group in any business with financial services firms and related businesses that MVT Corp. is engaged in as of the date hereof in any substantial respect (collectively, the “Restricted Activities”), provided, that, the Restricted Activities shall not include: (A) any business engaged in by members of MI Group as of the date hereof, (B) any activities engaged in solely to service the operations of the MI Group and (C) any other traditional banking services which shall include credit services, deposit taking, lending services, trust products or services, cash management services, wealth management products or services and financing commercial and residential real estates;
               (ii) Section 6.21(a)(i) shall be deemed not to be breached as a result of (A) the ownership by New MI Corp. or any of its Subsidiaries of: (1) less than an aggregate of 5% of any class of capital stock of a Person engaged, directly or indirectly, in Restricted Activities; provided, however, that such capital stock is listed or quoted on a national securities exchange or the Nasdaq National Market, (2) less than 15% in value of any instrument of indebtedness of a Person engaged, directly or indirectly, in Restricted Activities or (3) any securities held in a fiduciary capacity, (B) New MI Corp. or any of its Subsidiaries acquiring control of any Person or business that for the fiscal year immediately preceding such acquisition derived less than 10% of its revenues from Restricted Activities, (C) New MI Corp. or any of its Subsidiaries acquiring control of any Person or business that for the fiscal year immediately preceding such acquisition derived more than 10% of its revenues but less than 35% of its revenues from Restricted Activities so long as New MI Corp. and its Subsidiaries shall use its reasonable best efforts to divest such operations as promptly as practicable and in any event within 12 months after the consummation of such acquisition of control, or (D) New MI Corp. or any of its Subsidiaries owning an interest acquired as a creditor in bankruptcy or otherwise than by a voluntary investment decision in a Person or business that for the fiscal year immediately preceding the acquisition of such interest by New MI Corp. or any of its Subsidiaries derived 10% or more of its revenues from Restricted Activities, so long as New MI Corp. or its applicable Subsidiary shall use its reasonable best efforts to divest such interest as promptly as practicable and in any event within 12 months after the acquisition of such interest; provided, however, that New MI Corp. or any of its Subsidiaries shall not be required to divest any such interest acquired pursuant to this clause (D) if its fair market value at the time of such acquisition is less than $1,000,000. For the avoidance of doubt, New MI Corp. or any of its Subsidiaries may actively operate, manage and control any Person or business any of them acquire in accordance with clause (B) and/or clause (C).
               (iii) MI Corp. and Investor agree that the covenants included in this Section 6.21(a) are reasonable in their geographic and temporal coverage, and that neither MI Corp. nor Investor shall raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenant; provided, however, that if the provisions of this Section 6.21(a) should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by Applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the minimum extent required by Applicable Law to cure such problem. Notwithstanding any other provision of this Agreement, it is understood and agreed that monetary damages would be inadequate in the case of any breach of the covenants contained in this Section 6.21(a), and that Investor shall be entitled to seek equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.
          (b) MI Corp. Non-Solicitation. MI Corp. agrees that for a period of six months following the Closing Date neither New MI Corp. nor any of its Subsidiaries will encourage any MVT Employee listed in Section 6.21(b) of the MVT Disclosure Schedule (such employees, the “Executive Committee”) to terminate his or her employment with any member of the MVT Group, or solicit such individual for employment outside the MVT Group which would end or diminish such employee’s service to the MVT Group.
          (c) MVT Holding Non-Solicitation. MVT Holding and MVT Corp. each agrees that for a period of six months following the Closing Date neither MVT Holding nor any of its Subsidiaries will encourage any employee listed in Section 6.21(c) of the MI Disclosure Schedule to terminate his or her employment with any member of the MI Group or solicit such individual for employment outside the MI Group which would end or diminish that employee’s services to the MI Group.
          Section 6.22 Transaction Agreements. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article VIII, without the written consent of Investor, none of MI Corp., MVT Corp., MVT Holding and Merger Sub shall (i) make, propose or agree to any amendment or modification of any of the Transaction Agreements to which any of them is a party or (ii) waive compliance with any obligations of any party thereunder; provided, however, that MVT Corp. and MI Corp. may amend the Continuing Business Agreements in the ordinary course of business.
ARTICLE VII
CONDITIONS PRECEDENT
          Section 7.1 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of Investor, MI Corp., MVT Corp. and MVT Holding to effect the Closing Transactions are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) Shareholder Approval. MI Corp. shall have obtained the MI Transaction Approval.
          (b) No Injunctions or Restraints, Illegality. No Applicable Laws shall have been adopted, promulgated or enforced by any Governmental Entity, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction (an “Injunction”) shall be in effect, having the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.
          (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction having the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions shall be pending.
          (d) HSR Act. The waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.
          (e) Effectiveness of the Form S-4, Form 10 and the Proxy Statement. The Form S-4 shall have been declared effective by the SEC in accordance with the Securities Act, the Form 10 shall have been declared effective by the SEC and the Proxy Statement shall have been cleared by the SEC and none shall be the subject of any stop order or proceedings seeking a stop order.
          (f) Private Letter Ruling and Tax Opinion.
               (i) MVT Holding shall have received a private letter ruling from the IRS in form and substance reasonably satisfactory to each of MI Corp. and Investor to the effect that, on the basis of the facts, representations and assumptions set forth in the written request for such ruling which are consistent with the state of facts existing at the Share Distribution Time, (a) the MI Merger and the MI Conversion qualify as a reorganization under Section 368(a) of the Code and (b) the MI Contribution and the Share Distribution qualify as a reorganization under Section 368(a)(1)(D) of the Code and a distribution eligible for nonrecognition under Sections 355(a) and 361(c) of the Code (the “Private Letter Ruling”) and such ruling shall, as of the

Closing Date, remain in full force and effect and shall not have been modified or amended in any respect adversely affecting the Tax consequences set forth therein.
               (ii) MI Corp. and MVT Holding shall have received a reasoned opinion letter from Sidley Austin LLP (or other law firm of national standing) addressed to MI Corp. and MVT Holding, dated the Closing Date, such opinion letter to be in form and substance reasonably satisfactory to MI Corp. and Investor (including, for the avoidance of doubt, with respect to any underlying assumptions or representations), to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Share Distribution Time, the Share Distribution will (i) be treated as satisfying the business purpose requirement described in Treasury Regulation Section 1.355-2(b)(1); (ii) not be treated as being used principally as a device for the distribution of earnings and profits of the distributing corporation or the controlled corporation or both under Section 355(a)(1)(B) of the Code; and (iii) not be taxable as a result of the application of Section 355(e) of the Code. In rendering the opinions referred to in the preceding sentence, Sidley Austin LLP (or such other law firm of national standing) may rely as to matters of fact upon the representations contained herein and representations from MI Corp., MVT Corp., Investor and other parties (including, but not limited to, any major shareholders of MI Corp. and/or MVT Corp.) as Sidley Austin LLP (or such other law firm of national standing) may reasonably request for purposes of rendering such opinions.
          (g) Listing. The (i) shares of MVT Holding Common Stock to be issued in the MI Merger and to be reserved for issuance upon exercise of MVT Options and (ii) the shares of New MI Corp. Common Stock to be distributed in the Share Distribution and the shares of New MI Corp. Common Stock to be reserved for issuance upon the exercise of New MI Corp. Options, shall each have been approved for listing on the NYSE or such other national securities exchange designated by MVT Holding and Investor pursuant to Section 6.15, subject to official notice of issuance.
          (h) Surplus and Solvency Opinions. The Surplus and Solvency Opinions shall have been delivered in accordance with Section 6.17 and such opinions shall not have been withdrawn, modified or rescinded.
          (i) Banking Approval. The state and federal banking approvals set forth in Section 7.1(i) of the MVT Disclosure Schedule shall have been obtained.
          (j) Debt Financing. MVT Holding shall have received the proceeds of the Debt Financing pursuant to the terms of the Debt Financing Commitment or, if the Investor has secured Alternative Debt Financing on terms reasonably acceptable to MVT Corp. pursuant to Section 6.13(b), MVT Holding and/or one or more of its wholly-owned Subsidiaries shall have received the proceeds of the Alternative Debt Financing.
          (k) MVT Dividend and MI Cash Contribution. Following the consummation of the Debt Financing (or Alternative Debt Financing, if applicable), MVT Corp., shall have funds sufficient to pay the MVT Dividend and to permit MVT Holding to make the MI Cash Contribution.

          Section 7.2 Additional Conditions to Obligations of Investor. The obligations of Investor to effect the Closing Transactions are subject to the satisfaction or waiver by Investor on or prior to the Closing Date of the following additional conditions:
          (a) Representations and Warranties. Each of the representations and warranties of MI Corp., MVT Corp. and MVT Holding (i) in Section 4.2(a) (Organization), Sections 4.2(c)(i) and (v) (Authority; No Conflicts), Section 4.2(f) (Brokers or Finders), Section 4.3(a) (Organization), Section 4.3(b) Capital Structure), Sections 4.3(c)(i) and (iii) (Authority; No Conflicts), Section 4.4(a) (Organization), Section 4.4(c)(i) (Authority; No Conflicts), Section 4.4(b) (Capital Structure) and Section 4.4(f) (Status of MVT Holding Shares) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such dates (except to the extent that such representations and warranties speak only as of the date hereof or as of another date or dates in which case, only as of such date(s)), (ii) in Section 4.2(b)(i) (Capital Structure) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such dates (except to the extent that such representations and warranties speak only as of the date hereof or as of another date or dates in which case, only as of such date(s)) and (iii) that is otherwise made in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such dates (except to the extent that such representations and warranties speak only as of the date hereof or as of another date or dates in which case, only as of such date(s)), in each case in this clause (iii), except for changes therein specifically permitted by this Agreement or any transaction contemplated by this Agreement or the Transaction Agreements and, in each case in this clause (iii), except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) does not have and would not have, individually or in the aggregate, a Material Adverse Effect on MVT Corp. Investor shall have received a certificate of MI Corp., MVT Corp. and MVT Holding executed by an executive officer of MI Corp., MVT Corp. and MVT Holding to such effect.
          (b) Performance of Obligations of MI Corp., MVT Corp. and MVT Holding. MI Corp., MVT Corp. and MVT Holding shall have each performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Investor shall have received a certificate executed by an executive officer of MI Corp., MVT Corp. and MVT Holding to such effect.
          (c) Transaction Agreements. The Transaction Agreements contemplated to be in effect at such time shall be in full force and effect and each of MI Corp., MVT Corp. and MVT Holding shall have performed or complied with, in all material respects, the obligations required to be performed or complied with by it under the Transaction Agreements at or prior to the Closing Date.

          (d) Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect on MVT Corp or MVT Holding.
          Section 7.3 Additional Conditions to Obligations of MI Corp., MVT Corp. and MVT Holding. The obligations of MI Corp., MVT Corp. and MVT Holding to effect the Closing Transactions are subject to the satisfaction or waiver by MI Corp. on or prior to the Closing Date of the following additional conditions:
          (a) Representations and Warranties. Each of the representations and warranties of Investor (i) in Section 4.1(a) (Organization), Section 4.1(b)(i) (Authority; No Conflicts) and Section 4.1(e) (Brokers or Finders) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such dates (except to the extent that such representations and warranties speak only as of the date hereof or as of another date or dates in which case, only as of such date(s)), and (ii) that is otherwise made in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such dates (except to the extent that such representations and warranties speak only as of the date hereof or as of another date or dates in which case, only as of such date(s)), in each case in this clause (ii), except for changes therein specifically permitted by this Agreement or any transaction contemplated by this Agreement or the Transaction Agreements and, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties) does not have and would not have, individually or in the aggregate, a Material Adverse Effect on Investor. MI Corp. and MVT Corp. shall have received a certificate of Investor executed by an executive officer of Investor to such effect.
          (b) Performance of Obligations of Investor. Investor shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and MI Corp., MVT Corp. and MVT Holding shall have received a certificate of Investor executed by an executive officer of Investor to such effect.
          (c) Transaction Agreements. The Transaction Agreements contemplated to be in effect at such time shall be in full force and effect and Investor shall have performed or complied with, in all material respects, the obligations required to be performed or complied with by it under the Transaction Agreements at or prior to the Closing Date.
          (d) Equity Financing. The proceeds of the Equity Financing shall have been deposited with MVT Holding in accordance with Section 2.2.

ARTICLE VIII
TERMINATION AND AMENDMENT
          Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the MI Transaction Approval:
          (a) by the mutual written consent of MI Corp. and Investor;
          (b) by either MI Corp. or Investor if the Closing Date shall not have occurred on or before April 4, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party that has breached in any material respect any of its obligations under this Agreement that has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date;
          (c) by either MI Corp. or Investor if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which action such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 6.4) permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and nonappealable;
          (d) by either MI Corp. or Investor if at the MI Shareholders Meeting the MI Transaction Approval shall not have been obtained;
          (e) by Investor, if (i) (A) the Board of Directors of MI Corp. shall have failed to make the MI Recommendation or (B) the Board of Directors of MI Corp. or a committee thereof shall have made a Change in the MI Recommendation (or publicly announced its intention to take any such action referred to in clause (A) or (B)) and Investor has not delivered a Force the MI Vote Notice in accordance with Section 6.1(b) that remains in effect in accordance with Section 6.5(d)(iii), or (ii) MI Corp. shall have breached its obligations under this Agreement by reason of a failure to call and hold the MI Shareholders Meeting in accordance with Section 6.1(b);
          (f) by MI Corp., if Investor shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) are not capable of being satisfied on or before the Termination Date;
          (g) by Investor, if MVT Holding, MI Corp. or MVT Corp. shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) are not capable of being satisfied on or before the Termination Date; or

          (h) by MI Corp., if (i) (A) the Board of Directors of MI Corp. authorizes MI Corp. to enter into a MI Acquisition Agreement and (B) MI Corp. has paid to Investor the Termination Fee pursuant to Section 8.2(c) or (ii) (x) the Board of Directors of MI Corp. makes a Change in Recommendation in accordance with Section 6.5, (y) Investor has not delivered a Force the MI Vote Notice in accordance with Section 6.1(b) that remains in effect in accordance with Section 6.5(d)(iii) and the fifteen Business Day period for delivery of a Force the MI Vote Notice pursuant to Section 6.5(d)(ii) or (iii) has elapsed and (z) MI Corp. has paid to Investor the Termination Fee pursuant to Section 8.2(c).
          Section 8.2 Effect of Termination.
          (a) In the event of termination of this Agreement by either MI Corp. or Investor as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Investor, MI Corp., Merger Sub, MVT Holding or MVT Corp. or their respective Subsidiaries, officers or directors under this Agreement, except that the second and third sentences of Section 6.3 (regarding the Confidentiality Agreement), Section 6.6 (Fees and Expenses), this Section 8.2 and Article IX shall survive such termination and provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.
          (b) If Investor shall terminate this Agreement pursuant to Section 8.1(e), MI Corp. shall pay Investor an amount equal to $75,000,000.
          (c) If MI Corp. shall terminate this Agreement pursuant to Section 8.1(h), MI Corp. shall pay Investor an amount equal to $75,000,000.
          (d) If (i) (A) either party shall terminate this Agreement pursuant to Section 8.1(b) or (B) Investor shall terminate this Agreement pursuant to Section 8.1(g) and (ii) at any time after the date of this Agreement and before any such termination, a bona fide MI Acquisition Proposal or MVT Acquisition Proposal shall have been publicly announced, become publicly known or otherwise been communicated to the senior management, the Board of Directors or stockholders of MI Corp. (whether or not conditional), then if within twelve months after such termination, MI Corp. or any of its Subsidiaries enters into a definitive agreement with respect to a MI Acquisition Proposal or MVT Acquisition Proposal, or consummates any MI Acquisition Proposal or MVT Acquisition Proposal, MI Corp. shall pay Investor an amount equal to $75,000,000.
          (e) If (i) either party shall terminate this Agreement pursuant to Section 8.1(d), MI Corp. shall pay Investor an amount equal to $20,000,000 and (ii) at any time after the date of this Agreement and before the MI Shareholder Meeting, a bona fide MI Acquisition Proposal or MVT Acquisition Proposal (other than by Investor or any Affiliate thereof) shall have been publicly announced, become publicly known or otherwise been communicated to the senior management, the Board of Directors or stockholders of MI Corp. (whether or not conditional), then if within twelve months after such termination, MI Corp. or any of its Subsidiaries enters into a definitive agreement with respect to a MI Acquisition Proposal or MVT Acquisition Proposal, or

consummates any MI Acquisition Proposal or MVT Acquisition Proposal, MI Corp. shall pay Investor an amount equal to $55,000,000 in addition to the amount paid to Investor pursuant to clause (i) above.
          (f) If this Agreement is terminated by MI Corp. pursuant to Section 8.1(f) on the basis of an intentional and material breach by Investor, Investor shall pay to MI Corp. an amount equal to $75,000,000.
          (g) If this Agreement is terminated by Investor pursuant to Section 8.1(g) on the basis of an intentional and material breach by MI Corp., MI Corp. shall pay to Investor an amount equal to $75,000,000.
          (h) Any amount payable under clause (b) through (g) of this Section 8.2 is referred to herein as the “Termination Fee.” The Parties hereby acknowledge and agree that the amounts payable pursuant to clauses (b) through (g) are not cumulative, that the Termination Fee shall be paid only under one subsection of this Section 8.2 and that in no event shall the Termination Fee exceed $75,000,000. All payments to be made pursuant to this Section 8.2 shall be made by the applicable party as promptly as reasonably practicable (and, in any event, within three Business Days) following the date of termination of this Agreement pursuant to this Article VIII by wire transfer of immediately available funds to an account specified in writing by the party to receive such payments; provided, however, that any payment to be made pursuant to Section 8.2(c) shall be made to Investor prior to the termination of this Agreement pursuant to Section 8.1(h) by wire transfer of immediately available funds to an account specified in writing by Investor.
          (i) The parties acknowledge and agree that, notwithstanding any other provision of this Agreement, (i) in no event shall the Investor, on the one hand, or any member of the MI Group or the MVT Group, on the other hand, be liable for, or seek to recover against the other party, any losses or damages with respect to this Agreement in excess of $75,000,000 (the “Cap”), (ii) the payment of the Cap by the Investor or the Equity Fund (in the case of the Equity Fund pursuant to the Limited Guarantee), on the one hand, or any member of the MI Group or the MVT Group, on the other hand, pursuant to this Section 8.2 shall be the sole and exclusive remedy of such party against the other party and such other party’s respective stockholders, partners, members, directors, officers, employees or agents for any losses or damages suffered such party as a result of the failure of the Transactions to be consummated or the termination of this Agreement, and (iii) upon payment of the Cap by the Investor or the Equity Fund (in the case of the Equity Fund pursuant to the Limited Guarantee), on the one hand, or any member of the MI Group or the MVT Group, on the other hand, pursuant to this Section 8.2 none of Investor or the Equity Fund, on the one hand, or any member of the MI Group or the MVT Group, on the other hand, or any of their respective stockholders, partners, members, directors, officers, employees or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Notwithstanding the foregoing, the parties acknowledge that if any party fails to pay promptly any amount due pursuant to and in accordance with this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a final, binding and nonappealable judgment against the breaching party for the fee set forth in this Section 8.2, the breaching party shall pay to the other party its reasonable attorneys’ fees and expenses in connection with such suit; provided, that, the amounts payable by either party pursuant to this sentence shall in no event exceed $2,000,000. The parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement.
ARTICLE IX
GENERAL PROVISIONS
          Section 9.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement shall not survive the Closing Date. This Section 9.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing Date.
          Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) upon confirmation of receipt if delivered by telecopy or telefacsimile, (c) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (d) on the date received if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
          (a) if to MI Corp. or Merger Sub or, prior to the Closing Date, to MVT Corp. or MVT Holding to:
Marshall & Ilsley Corporation
770 N. Water Street
Milwaukee, Wisconsin 53202
Fax: (414) 765-7899
Attention:	Dennis J. Kuester

Chairman and Chief Executive Officer

Randall J. Erickson

Senior Vice President, General Counsel

and Corporate Secretary
with a copy to:
Sidley Austin LLP
One S. Dearborn Street
Chicago, Illinois 60603
Fax: (312) 853-7036
Attention:	Imad I. Qasim, Esq. Pran Jha, Esq.

          (b) if to MVT Corp. or MVT Holding, to:
Metavante Holding Company
4900 West Brown Deer Rd.
Milwaukee, Wisconsin 53223
Fax: (414) 362-1705
Attention:	Frank Martire

Chief Executive Officer

Norrie J. Daroga

Executive Vice President, Chief Risk Officer & Secretary
with a copy to:
Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-4497
Fax: (414) 978-8786
Attention:      Patrick M. Ryan, Esq.
          (c) if to Investor, to:
WPM, L.P.
c/o Warburg Pincus & Co.
466 Lexington Avenue
New York, New York 10017
Fax: (212) 878-9351
Attention: James Neary
with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Fax: (212) 403-2000
Attention:      Andrew R. Brownstein, Esq.
Igor Kirman, Esq.
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.
          Section 9.3 Amendment. Subject to Applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement and the Transactions by the shareholders of MI Corp., but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          Section 9.4 Extension; Waiver. Subject to Applicable Law, at any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of other parties contained herein or in any document delivered pursuant hereto. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
          Section 9.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
          Section 9.6 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.
          Section 9.7 Entire Agreement; No Third Party Beneficiaries.
          (a) This Agreement, the Confidentiality Agreement, the Transaction Agreements and the exhibits and schedules hereto and thereto and the other agreements and instruments of the parties delivered in connection herewith and therewith constitute the entire agreement and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof.
          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin (without giving effect to choice of law principles thereof).
          Section 9.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.
          Section 9.10 Assignment. This Agreement shall not be assignable by any party without the prior written consent of the other parties; provided, however, that Investor may assign all of its rights hereunder to the Equity Fund or any Successor Fund or any entity wholly owned (other than de minimis (no more than 1%) ownership by any other Person or Persons, provided, that, such assignment would not be reasonably likely to prevent or impair or delay the consummation of the Transactions) by the Equity Fund and/or any Successor Fund with the prior written consent of MI Corp., which consent will not be unreasonably withheld, conditioned or delayed; provided, further, that (i) MI Corp. shall not be required to give its consent to any such assignment that would delay or impair the Closing, (ii) notwithstanding any such assignment, Investor shall remain liable to perform all of its obligations hereunder, (iii) the obligations of MI Corp., MVT Corp. and MVT Holding hereunder shall be subject to delivery by such assignee, on or prior to the Closing Date, of a certificate signed on its behalf containing substantially similar representations and warranties to those contained in Section 4.1 and (iv) Investor shall take all actions requested by MI Corp. in order to ensure that the Limited Guarantee and the Equity Commitment Letter remain in full force and effect after giving effect to such assignment. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns. If Investor requests that a portion of its rights hereunder be permitted to be assigned to any Person, MI Corp. will, subject to its consent rights, endeavor in good faith to accommodate such request.
          Section 9.11 Submission to Jurisdiction; Waivers. (a) Each of Investor, MI Corp., MVT Corp. and MVT Holding irrevocably agrees that any legal action or proceeding with respect to this Agreement, the Transactions, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Wisconsin, and each of Investor, MI Corp., Merger Sub, MVT Corp. and MVT Holding hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.
          (b) Each of Investor, MI Corp., Merger Sub, MVT Corp. and MVT Holding hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the Transactions, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by Applicable Laws, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY FURTHER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
          Section 9.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of Section 6.21 of this Agreement, the third to last sentence of Section 6.3, or the Confidentiality Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to pursue specific performance of the terms of Section 6.21 of this Agreement, the third to last sentence of Section 6.3, or the Confidentiality Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Other than Section 6.21 of this Agreement, the third to last sentence of Section 6.3 and the Confidentiality Agreement, the parties shall not be entitled to pursue specific performance or other equitable relief with respect to any provision of this Agreement.
          Section 9.13 Disclosure Schedule. The mere inclusion of an item in the relevant Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect with respect to MI Corp., Merger Sub, MVT Corp. or any Subsidiary of the foregoing, as applicable.
          Section 9.14 Mutual Drafting. This Agreement shall be deemed to be the joint work product of Investor, MI Corp., Merger Sub, MVT Corp. and MVT Holding and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

MARSHALL & ILSLEY CORPORATION

By:	/s/ Mark F. Furlong
Name:	Mark F. Furlong
Title:	President

METAVANTE CORPORATION

By:	/s/ Donald Layden Jr.

Name:	Donald Layden Jr.
Title:	Senior Executive Vice President

METAVANTE HOLDING COMPANY

By:	/s/ Gregory A Smith

Name:	Gregory A. Smith
Title:	President

MONTANA MERGER SUB INC.

By:	/s/ Gregory A Smith

Name:	Gregory A. Smith
Title:	President

WPM, L.P.

By: WPM GP, LLC, its general partner

By:	/s/ James Neary

Name:	James Neary
Title:	Managing Director

Exhibit G
Calculation of Shares
See Attached.

Exhibit G to
Investment Agreement
Investor Share Number Calculation
     For purposes of the Parties’ determination pursuant to Section 2.3, the “Investor Share Number” shall be calculated using the spreadsheet formula indicated as part of this Exhibit G. The variables used in the formula shall be determined and defined in the following order and manner:
     First, the Parties shall determine the “M&I Pre-Distribution Stock Price”, which shall mean the average of the closing prices per share of M&I Common Stock over the three trading days ending on the third trading day before (i) the Share Distribution Time or (ii) if earlier, the date on which New MI Corp. Common stock begins to trade “ex-distribution”. Solely for purposes of illustration, the M&I Pre-Distribution Stock Price in Exhibit G shall be $50.00 per share.
     Second, the Parties shall calculate the “Investor Fraction” by dividing (i) the “Investor Ownership Percentage”, which shall be 25%, by (ii) the “Metavante Ownership Percentage”, which shall be 75%.
     Third, the Parties shall calculate the “New Metavante Basic Shares,” which shall equal the then-current number of issued and outstanding shares of MI Corp. divided by the “Reverse Split Adjustment Factor”. For the purposes of this Agreement, the reverse split adjustment factor shall equal three.
     Fourth, the Parties shall determine the “New Metavante Restricted Shares”, which shall equal the sum of the following amount, in each case adjusted as provided for in the Employee Matters Agreement: (i) the total number of “restricted shares” of MI Common Stock not associated with deferred stock compensation plans, (ii) the total number of “restricted shares” associated with deferred stock compensation plans and attributable only to MI Corp. employees, and (iii) the total number of “restricted shares” associated with deferred stock compensation plans and attributable only to MVT Corp. employees.
     Fifth, the Parties shall calculate the Investor Share Number by multiplying the Investor Fraction by the sum of (i) New Metavante Basic Shares and (ii) New Metavante Restricted Shares.
Illustrative Calculation of Investor Share Number

		Step #
M&I Pre-Distribution Stock Price	$50.00	1
Investor Ownership Percentage	25%	2
Metavante Ownership Percentage	75%	2
Investor Fraction	33%	2
Current issued and outstanding M&I shares	255.719948	3
Reverse Split Adjustment Factor	3.0	3
New Metavante Basic Shares	85.239983	3
New Metavante Restricted Shares	0.321031	4
Investor Share Number	28.52033783	5

Illustrative of Investor Share Number
$ millions

		Check	Step #
M&I Pre-Distribution Stock Price	$50.00		1
Implied Metavante Equity Value	$2,500		2
Investment Amount	$625	$625	2
Investor Ownership Percentage	25%		2
Metavante Ownership Percentage	75%		3
Investor Fraction	33%		3
Allocation Percentage	25%		4
Current issued and outstanding M&I shares	255.7		5
Reverse Split Adjustment Factor	3.0		5
New Metavante Basic Shares	85.2		5
New Metavante Restricted Shares	0.3		6
Investor Share Number	28.5		7
New Metavante Management Stock Options	10.5		8
New Metavante Management Stock Options Weighted Average Exercise Price	$16.28		9
Director Stock Options	1.0		10
Director Stock Options Weighted Average Exercise Price	$14.69		11
Investor Option Number	3.9		12
Investor Option Weighted Average Exercise Price	$16.14		12
New Metavante Stock Options	15.4		13
Implied Metavante Share Price	$21.23		14
Treasury Stock Method Dilution of New Metavante Stock Options	3.7		15
New Metavante Implied Fully Diluted Shares	117.8	$2,500	16

Memo items		Comments
Adjustment factor	1,000,000

Pre-spin options	4.5
M&I Pre-Distribution Stock Price	$50.00
Montana mgmt pre-closing money-at-work	$224	Pre-spin options x M&I Pre-Distribution Stock Price

Implied Metavante Share Price	$21.23
Post-spin options	10.5
Montana mgmt post-closing money at work	$224	New Metavante Stock Options x Implied Metavante Share Price

Montana management intrinsic value
Pre-spin	$52.1	(Share price – exercise price) x # options
Post-spin	$52.1	(Share price – exercise price) x # options

Overhang	13.10%	Total dilutive securities / total New Metavante Fully Diluted Shares

Investor Share Number—WP Warrants
New Metavante Basic Shares	85.2
New Metavante Restricted Shares	0.3
Investor Fraction	33%
Investor Share Number	28.5

Investor PF Ownership CHECK
Investor Common Share Number	28.5
PF MVT Basic Shares + Restricted Shares	114.1

% Investor Ownership	25.0000%

Investor warrants	3.9
PF MVT Options + Warrants	15.4

% Investor Ownership	25.0000%

Investor Share Number	28.5
Investor Net Warrants (Treasury Method)	0.9

Total Net Investor Shares	29.4
New Metavante Implied Fully Diluted Shares	117.8

% Investor Ownership	25.0000%